Exhibit 10.1

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

among

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,

as Administrative Agent,

THE PARTIES NAMED HEREIN,

as Buyer

and

KREF LENDING V LLC

as Seller

i

SCHEDULES

SCHEDULE 1	Purchased Asset Documents

EXHIBITS

EXHIBIT I	Form of Confirmation

EXHIBIT II‑1	Form of Power of Attorney to Administrative Agent, on behalf of Buyer

EXHIBIT II‑2	Form of Power of Attorney to Seller

EXHIBIT III-1	Representations and Warranties Regarding the Purchased Assets

EXHIBIT III-2	Representations and Warranties Regarding Mezzanine Loan Purchased Assets

EXHIBIT IV	Form of Bailee Agreement

EXHIBIT V	Authorized Representatives of Seller

EXHIBIT VI	Form of Remittance Report

EXHIBIT VII	Form of Financial Covenant Compliance Certificate

EXHIBIT VIII	Form of Buyer Assignment and Assumption Agreement

EXHIBIT IX	Form of Quarterly Asset Summary Report

ANNEXES

ANNEX I	Notice Instructions

ANNEX II	Wiring Instructions

ii

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

This Master Repurchase and Securities Contract Agreement (this “Agreement”) is dated as of June 27, 2019, and is made among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), MORGAN STANLEY BANK, N.A., as a buyer (“MSBNA”, and together with its permitted successors and assigns, individually or collectively, as the context may require, “Buyer”) and KREF Lending V LLC, a Delaware limited liability company, as seller (“Seller”).

1.	APPLICABILITY

Subject to the terms and conditions of this Agreement, the parties hereto have agreed to enter into transactions in which Seller agrees to transfer to Administrative Agent, on behalf of Buyer, one or more Purchased Assets (as hereinafter defined), on a servicing‑released basis, against the transfer of funds by Buyer with a simultaneous agreement by Administrative Agent, on behalf of Buyer, to transfer to Seller such Purchased Assets at a date certain (or such earlier date in accordance with the terms hereof) against the transfer of funds by Seller to Buyer.  Each such transaction involving the transfer of a Purchased Asset from Seller to Administrative Agent, on behalf of Buyer, shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS

Capitalized terms in this Agreement shall have the respective meanings set forth below:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“AB Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior and subordinate Mortgage Notes.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Act of Insolvency” shall mean, with respect to any Person: (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in writing by such Person in connection with a proceeding of the inability of such Person to pay its debts or discharge its obligations generally as they become due or mature, (g) the failure by such Person generally to pay its debts as they become due, (h) the taking of any action by any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person, or (i) the taking of action by such Person in furtherance of any of the foregoing.

“Additional Advance” shall have the meaning specified in Section 3(h) of this Agreement.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereto.

“Affiliate” shall mean, (a) when used with respect to Seller, Pledgor, Guarantor, REIT or Manager, (i) REIT and any Subsidiary of REIT that is also a direct or indirect parent of Seller, and (ii) Manager and (b) when used with respect to any other specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Affiliated Hedge Counterparty” shall mean Morgan Stanley Bank, N.A., or any other Buyer, or any Affiliate of Morgan Stanley Bank, N.A. or any other Buyer, in each case in such party’s capacity as a party to any Hedging Transaction with Seller.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Assets outstanding as of such date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Alternate Index” shall mean an alternative published index selected by Administrative Agent, on behalf of Buyer (in non-binding consultation with Seller), to be used in calculating the Pricing Rate, which such alternative index will be then currently commonly used in making determinations of the interest rate for sellers under similar repurchase agreements with Administrative Agent or its Affiliates, which the parties hereto acknowledge and agree may be an index that does not yet exist and/or is not commonly being used as of the date hereof.

“Alternate Rate” shall mean, which respect to each Pricing Period, the per annum rate of the interest of the Alternate Index, determined as of the date of determination immediately preceding the commencement of such Pricing Period.

“Alternate Rate Spread” shall mean, if the Pricing Rate has been converted to the Alternate Rate pursuant to Section 3(l) hereof, either of the following two options, as determined by the Administrative Agent: (i) the difference (expressed as the number of basis points) between (a) LIBOR plus the Applicable Spread on the date for which LIBOR was last applicable to the outstanding Transactions prior to such conversation and (b) the Alternate Rate on the date for which LIBOR was last applicable to the outstanding Transactions prior to such conversion or (ii) such other interest rate spread as may be agreed by Administrative Agent and Seller.

“Alternate Rate Transaction” shall mean, with respect to any Pricing Period (or other applicable period), any Transaction with respect to which the Pricing Rate for such Pricing Period (or other applicable period) is determined with reference to the Alternate Rate.

“Annual Reporting Package” shall have the meaning specified in the Guaranty.

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean an appraisal of any Mortgaged Property prepared by a licensed Independent Appraiser approved by Administrative Agent, on behalf of Buyer, in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal. Notwithstanding the foregoing, solely for purposes of any Mortgaged Property or Property related to any Purchased Asset identified on Schedule 1 to the Fee Letter as requiring an updated Appraisal, until such time as Seller delivers to Administrative Agent an Appraisal otherwise meeting the requirements of this definition pursuant to Section 12(f)(vii), “Appraisal” shall mean a third-party valuation with respect to such Mortgaged Property or Property delivered by Seller to Administrative Agent pursuant to Section 3(c)(iii)(y).

“Asset Exposure Ratio” shall mean, with respect to any Purchased Asset as of any date of determination, the product of (i) the Purchase Price Percentage of such Purchased Asset as of such date multiplied by (ii) the LTV of such Purchased Asset, as determined by Administrative Agent, on behalf of Buyer, in accordance with this Agreement.

“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Asset.

“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.

“Bailee” shall mean such third party as Administrative Agent, on behalf of Buyer, and Seller shall mutually approve in their sole discretion.

“Bailee Agreement” shall mean a Bailee Agreement among Seller, Administrative Agent, on behalf of Buyer, and Bailee in the form of Exhibit IV hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bailee Delivery Failure” shall have the meaning specified in the Bailee Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified or replaced from time to time.

“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.

“Blocked Account Agreement” shall mean that certain Deposit Account Control Agreement executed by Administrative Agent on behalf of Buyer, Seller and the Depository Bank (and any successor thereto or replacement thereof executed by Administrative Agent, on behalf of Buyer, Seller and the Depository Bank), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” shall mean (a) any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian or Administrative Agent, on behalf of Buyer, is authorized or obligated by law or executive order to be closed, and (b) with respect to Pricing Rate Reset Date, a day on which banks are open for dealing in foreign currency and exchange in London.

“Buyer” shall have the meaning set forth in the introductory paragraph hereto.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cause” shall mean, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties with respect to Seller’s obligations under this Agreement, (ii) such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meets the definition of Independent Director, as that term is defined in this Section 2.

“Change of Control” shall mean the occurrence of any of the following:

(a)          the consummation of a merger or consolidation of the REIT or Guarantor with or into another entity or any other reorganization if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s Capital Stock (or the Capital Stock of the parent entity thereof) outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were holders of such Capital Stock in the REIT or Guarantor immediately prior to such merger, consolidation or other reorganization;

(b)         any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor or the REIT entitled to vote generally in the election of directors of more than fifty percent (50%), other than Controlled Affiliates or to the extent such interests are obtained through a public market offering or secondary market trading;

(c)          with respect to Pledgor, Guarantor shall (i) cease to own and Control, of record and beneficially, directly or indirectly 100% of the outstanding Capital Stock of Pledgor;

(d)          with respect to Seller, Pledgor shall cease to own, of record and beneficially, directly, 100% of the outstanding Capital Stock of Seller and to Control Seller;

(e)           with respect to Guarantor, a transfer of all or substantially all of Guarantor’s assets; or

(f)          with respect to Manager, (i) Manager ceases to be a Controlled Affiliate, (ii) the sale, merger, consolidation or reorganization of Manager with or into any entity that is not a Controlled Affiliate or (iii) the Management Agreement is terminated or Manager otherwise ceases to be the manager of the REIT; provided that, for the avoidance of doubt, the transfer of Manager’s rights and obligations under the Management Agreement to a replacement manager that is another Controlled Affiliate shall not be considered a Change of Control.

“Closing Date” shall mean the date of this Agreement.

“Co-Buyer Agreement” shall mean, collectively, (i) any co-buyer agreements entered into among Administrative Agent and one or more Buyers in connection with the Transactions and the Transaction Documents and (ii) any participation agreements entered into among Administrative Agent, MSBNA, as Buyer, and any participants in connection with the Transactions and the Transaction Documents, as each may be amended, modified and/or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month to and including the calendar day immediately preceding such Remittance Date.

“Competitor” shall have the meaning specified in the Fee Letter.

“Confirmation” means, a written confirmation from Administrative Agent, on behalf of Buyer, to Seller, executed by Administrative Agent and acknowledged by Seller, of the agreement of Administrative Agent, on behalf of Buyer, to purchase the Purchased Assets, substantially in the form attached hereto as Exhibit I, as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms of this Agreement.

“Consolidated Subsidiaries” means, as of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling”, “Controlled” and “under common Control” have correlative meanings.

“Controlled Affiliate” shall mean any entity that is majority-owned and Controlled by KKR & Co., Inc.

“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of the date hereof, entered into by and among Custodian, Seller and Administrative Agent, on behalf of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” shall mean Wells Fargo Bank, N.A., or any successor custodian mutually acceptable to both Administrative Agent, on behalf of Buyer, and Seller, or appointed by Administrative Agent, on behalf of Buyer, in its sole discretion during the continuance of an Event of Default.

“Debt Yield Ratio” shall mean, with respect to any Mortgaged Property or Properties directly or indirectly securing a Purchased Asset, the quotient (expressed as a percentage) of (i) net operating income for the most recently ended fiscal period reported by the related Mortgagor pursuant to the related Purchased Asset Documents, divided by (ii) the total amount of indebtedness secured directly or indirectly by such Mortgaged Property or Properties that is senior to or pari passu with such Purchased Asset.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset as to which any of the following has occurred and, solely with respect to clauses (i) through (iii), has continued for thirty-one (31) consecutive days: (i) there is a breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit III attached hereto (without regard to any knowledge qualifier therein), (ii) a default has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Asset Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the Purchased Asset Documents, (iii) the occurrence and continuance of any other “event of default” as defined under the related Purchased Asset Documents, (iv) to the extent that the related Transaction is deemed to be a loan under federal, state or local law, Administrative Agent, on behalf of Buyer,  ceases to have a first priority perfected security interest in the related Purchased Asset, (v) a Significant Modification has been made after the related Purchase Date without the consent of Administrative Agent, on behalf of Buyer,  in accordance with the provisions of this Agreement, (vi) the related Purchased Asset File or any portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Administrative Agent, on behalf of Buyer, or any Affiliate thereof except in accordance with the terms of the Custodial Agreement, (vii) an Act of Insolvency has occurred with respect to any co‑participant or any other person having an interest in such Purchased Asset or any related Mortgaged Property and such person acts as the “lead lender,” “administrative agent” or in any similar role, including, without limitation, if such person collects payments or administers the Purchased Asset, (viii) an Act of Insolvency involving a related underlying obligor of a Purchased Asset has occurred or (ix) Seller or Servicer has initiated foreclosure proceedings or has engaged in deed-in-lieu negotiations with respect to all or any portion of the Mortgaged Property securing such Purchased Asset.

“Delayed Purchased Asset” shall have the meaning specified in Section 3(f) of this Agreement.

“Depository Bank” shall mean Wells Fargo Bank, N.A., or any successor depository bank appointed by Administrative Agent, on behalf of Buyer, and reasonably acceptable to Seller, or appointed by Administrative Agent, on behalf of Buyer, in its sole discretion during the continuance of an Event of Default.

“Diligence Fees” shall mean out-of-pocket costs and expenses including reasonable attorneys’ fees incurred by the Administrative Agent, on behalf of Buyer, on or prior to the Purchase Date with respect to each Purchased Asset in connection with its review of the Diligence Materials hereunder and its continuing due diligence reviews of Purchased Assets pursuant to Section 21 or otherwise hereunder.

“Diligence Materials” shall mean, with respect to any Purchased Asset, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.

“Early Repurchase Date” shall have the meaning specified in Section 3(i) of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in (i) Section 414(b) or (c) of the Code of which Seller is a member or (ii) solely for purposes of the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Section 14(a).

“Exception Report” shall have the meaning specified in Section 3(c)(viii).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of Buyer or an assignee pursuant to a law in effect as of the date on which such Person (i) becomes a party to this Agreement, (ii) changes the office from which it books the Transactions or (iii) where Buyer is treated as a partnership for tax purposes and the tax status of a partner in such partnership is determinative of the obligation to pay Taxes, the later of the date on which Buyer acquired its applicable interest hereunder or the date on which the affected partner becomes a partner of Buyer, except to the extent that, pursuant to Section 3(q), amounts with respect to which such Taxes were payable to such Person’s assignor immediately before such Person became a party to this Agreement or to such Person immediately before it changed the office from which it books the Transaction, (c) Taxes attributable to Buyer's failure to comply with Section 3(r) of this Agreement and (d) any withholding Taxes imposed under FATCA.

“Executive Order 13224” shall mean Executive Order 13224 “On Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, effective September 24, 2001.

“Extension Option” shall have the meaning specified in Section 9(a) of this Agreement.

“Extension Period” shall have the meaning specified in Section 9(a) of this Agreement.

“Facility Amount” shall mean, as of any date of determination, the lesser of (i) $900,000,000 and (ii) the product of (a) the aggregate principal balance of the Purchased Assets as of such date (assuming all future funding under such Purchased Assets has been fully drawn) multiplied by (b) the Maximum Purchase Price Percentage, as such amount in clause (i) or (ii) may be reduced in accordance with Section 9(b) of this Agreement.

“Facility Termination Date” shall mean the earlier to occur of (i) repayment in full or repurchase of the last Purchased Asset subject to this Agreement and (ii) June 25, 2021 (as may be extended pursuant to Section 9(a) of this Agreement), the date under this clause (ii) being the “Stated Facility Termination Date”.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (or related rules, practices, legislation or official administrative guidance) implementing the foregoing.

“FATF” shall mean the Financial Action Task Force on Money Laundering.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDICIA” shall mean Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991.

“Fee Letter” shall mean that certain letter agreement, dated the date hereof, by and among Administrative Agent, Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“Financial Covenant Compliance Certificate” shall mean, an Officer’s Certificate in the form of Exhibit VII attached hereto.

“First Mortgage A‑Note” shall mean (i) a senior Mortgage Note in an AB Mortgage Loan or (ii) a senior controlling pari passu Mortgage Note in a Split Mortgage Loan.

“Future Advance Asset” shall mean any Purchased Asset with respect to which there exists a continuing obligation on the part of the holder of such Purchased Asset, pursuant to the terms and conditions of the Purchased Asset Documents, to provide additional funding to the Mortgagor or Mezzanine Borrower, as applicable.

“Future Advance Purchase” shall have the meaning specified in Section 3(h) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GLB Act” shall have the meaning specified in Section 28(b) hereof.

“GLB Indemnified Party” shall have the meaning specified in Section 27(b) hereof.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean KKR Real Estate Finance Holdings L.P., a Delaware limited partnership.

“Guarantor Financial Covenants” shall mean the covenants of Guarantor set forth in Section 4.7 of the Guaranty.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by Guarantor in favor of Administrative Agent, on behalf of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage‑related securities, futures contract (including currency futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, or by the underlying obligor with respect to any Purchased Asset and pledged to Seller as collateral for such Purchased Asset, with one or more counterparties that is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Asset, complies with such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Asset Documents or which is otherwise acceptable to Administrative Agent, on behalf of Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such Hedging Transactions for the benefit of any Person other than Administrative Agent, on behalf of Buyer.

“Income” shall mean, with respect to any Purchased Asset at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including net sales proceeds after payment of the applicable Release Repurchase Price) (but excluding all related escrow and reserve payments and any Qualified Servicing Expenses permitted to retained by Servicer) or other cash distributions thereon (including casualty or condemnation proceeds).

“Indebtedness” shall mean, for any Person:  (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) contingent or future funding obligations under any Purchased Asset or any obligations senior to, or  pari passu  with, any Purchased Asset; (vi) Capital Lease Obligations of such Person; (vii) obligations of such Person under repurchase agreements, sale/buy‑back agreements or like arrangements; (viii) Indebtedness of others Guaranteed by such Person; (ix) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (x) Indebtedness of general partnerships of which such Person is a general partner or of which such Person is secondarily on contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness, to supply or advance sums or otherwise; and (xi) all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Indemnified Amounts” shall have the meaning specified in the Fee Letter.

“Indemnified Parties” shall have the meaning specified in the Fee Letter.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience appraising properties of the subject property type.

“Independent Director” shall mean, with respect to any corporation or limited liability company, an individual who:  (a) is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, Puglisi & Associates or, if none of those companies is then providing professional independent directors, another nationally‑recognized company reasonably approved by Administrative Agent, on behalf of Buyer, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors and other corporate services in the ordinary course of its business; (b) is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company; and (c) is not, and has never been, and will not while serving as Independent Director be (i) a member (other than an independent, non‑economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than an affiliate that is not in the direct chain of ownership of such corporation or limited liability company and that is a Single‑Purpose Entity; provided that the fees such individual earns from serving as an Independent Director of such affiliates in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year); (ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i) or (ii) above.

“Initial Purchase Price” shall mean, with respect to any Purchased Asset, the product of (i) the outstanding principal balance of such Purchased Asset as of the Purchase Date for such Purchased Asset, multiplied by (ii) the applicable Purchase Price Percentage for such Purchased Asset as of such Purchase Date.

“Insolvency Law” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Interest Expense” shall mean, with respect to any Person and its Consolidated Subsidiaries, if any, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP, as offset by the amount of receipts pursuant to net received interest rate swap agreements of such Person and its Consolidated Subsidiaries during the applicable period, plus the amount of any interest expense allocated to any non-consolidated subsidiary of such Person.

“Interest Income” shall mean, with respect to any Person and its Consolidated Subsidiaries, if any, for any period, the amount of interest paid in cash with respect to Indebtedness as show on such Person’s consolidated statement of cash flow in accordance with GAAP, as offset by the amount of receipts pursuant to net received interest rate swap agreements of such Person and its Consolidated Subsidiaries during the applicable period plus the amount of any interest income allocated to any non-consolidated subsidiary of such Person.

“Last Endorsee” shall have the meaning specified in Schedule 2 of this Agreement.

“LIBOR Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, the per annum rate for deposits in U.S. dollars that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as one‑month LIBOR as of 11:00 a.m. (London time) on the related Pricing Rate Reset Date; provided, that if such rate is less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the LIBOR Rate.

“LLC Certificate” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the certificate or certificates evidencing 100% of the related Capital Stock.

“Lockout Period” shall have the meaning specified in the Fee Letter.

“LTV” shall mean, with respect to any Purchased Asset, the ratio of the aggregate outstanding debt as of the date of the most recent Appraisal delivered by Seller to Administrative Agent pursuant to the terms of this Agreement (which aggregate outstanding debt shall include such Purchased Asset and all debt senior to or pari passu with such Purchased Asset as of such date) secured, directly or indirectly, by the related Mortgaged Property or Properties, to the aggregate Property Value of such Mortgaged Property or Properties.

“Manager” shall mean KKR Real Estate Finance Manager LLC, a Delaware limited liability company.

“Mandatory Prepayment” shall have the meaning specified in Section 4(a) of this Agreement.

“Mandatory Prepayment Event” shall have the meaning specified in Section 4(a) of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations or financial condition of Guarantor, Seller and/or Pledgor, (ii) the ability of the Guarantor, Seller or Pledgor to perform its obligations under any of the Transaction Documents to which it is party, (iii) the validity or enforceability of any the Transaction Documents, or (iv) the rights and remedies of Administrative Agent, on behalf of Buyer, under any of the Transaction Documents.

“Maximum Asset Exposure Ratio” shall have the meaning specified in the Fee Letter.

“Maximum LTV Threshold” shall have the meaning specified in the Fee Letter.

“Maximum Portfolio Exposure Threshold” shall have the meaning specified in the Fee Letter.

“Maximum Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Mezzanine Borrower” shall mean, with respect to any Mezzanine Loan, the obligor on the related Mezzanine Note, the pledgor under the related Mezzanine Pledge Agreement and the owner of the related Capital Stock.

“Mezzanine Pledge Agreement” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the pledge and security agreement creating a valid and enforceable lien on the related Capital Stock.

“Mezzanine Loan” shall mean a loan secured by a pledge of Capital Stock in one or more entities holding direct or indirect beneficial interests in an entity owning (or having a ground lease interest in) a Mortgaged Property.

“Mezzanine Note” shall mean, with respect to a Mezzanine Loan, a note or other evidence of indebtedness secured by a pledge of the related Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“More Favorable Agreement” shall have the meaning specified in Section 12(s) of this Agreement.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property.

“Mortgage Loan” shall mean (i) a whole commercial mortgage loan or (ii) a First Mortgage A‑Note, in each case secured by a Mortgage and evidenced by a Mortgage Note and all other Purchased Asset Documents, all right, title and interest of Seller in and to any Mortgaged Property covered by the related Mortgage and all related Servicing Rights.

“Mortgage Note” shall mean (a) with respect to a Mortgage, a note or other evidence of indebtedness of a Mortgagor secured by such Mortgage and (b) with respect to a Participation Interest, a Participation Certificate evidencing such Participation Interest.

“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by a Mortgage Note (or Mortgage Notes, in the case of an AB Mortgage Loan or Split Mortgage Loan).

“Mortgagor” shall mean the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of a duly authorized officer of such Person.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document.

“Participation Certificate” shall mean a participation certificate which evidences the outstanding balance of a Participation Interest.

“Participation Interest” shall mean a senior controlling pari passu participation interest in a performing Mortgage Loan.

“Permitted Encumbrances” shall mean (a) liens for real property Taxes, ground rents, water charges, sewer rates and assessments not yet due and payable or with respect to Taxes that are being contested in good faith and for which reserves have been established in accordance with GAAP; (b) liens arising by operation of law (such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar liens) arising in the ordinary course of business which are (i) discharged by payment, bonding or otherwise or (ii) being contested in good faith by the related Mortgagor or Mezzanine Borrower in accordance with the related Purchased Asset Documents; (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Mortgaged Property, (ii) the security intended to be provided by the related Mortgage, (iii) the underlying obligor’s ability to pay its obligations when they become due or (iv) the value of the related Mortgaged Property; (d) liens and encumbrances set forth in the related Title Policy; and (e) rights of existing or future tenants as tenants only pursuant to leases.

“Permitted Release Period” shall have the meaning specified in the Fee Letter.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant‑in‑common, trust, joint stock company, joint venture, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained during the five‑year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five‑year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Asset Regulations” shall mean the regulations promulgated at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, made by Pledgor in favor of Administrative Agent, on behalf of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Pledgor” shall mean KREF Holdings V LLC, a Delaware limited liability company.

“Portfolio LTV” shall mean, as of any date of determination, the ratio (expressed as a percentage) of the product of (i) the weighted average Maximum Purchase Price Percentage of all Purchased Assets as of such date, multiplied by (ii) the weighted average LTV for all Purchased Assets as of such date based on the most recent Appraisals delivered by Seller to Administrative Agent pursuant to the terms of this Agreement.

“Power of Attorney to Administrative Agent, on behalf of Buyer” shall mean (i) that certain Power of Attorney to Administrative Agent, on behalf of Buyer, dated as of the date hereof executed by Seller in favor of Administrative Agent, on behalf of Buyer, and (ii) such other power of attorney executed pursuant to this Agreement in substantially the form attached as Exhibit II‑1.

“Power of Attorney to Seller” shall mean (i) that certain Power of Attorney to Seller dated as of the date hereof executed by Administrative Agent, on behalf of Buyer, in favor of Seller and (ii) such other power of attorney executed pursuant to this Agreement substantially in the form of Exhibit II‑2.

“Preliminary Due Diligence Package” shall mean, with respect to any Purchased Asset, the following due diligence information, to the extent applicable, relating to such Purchased Asset to be provided by Seller to Administrative Agent, on behalf of Buyer, pursuant to this Agreement:

(a)          a summary of Seller’s internal credit committee or investment committee memorandum outlining the proposed transaction including among other things, potential transaction benefits and all material known underwriting risks and Underwriting Issues, underwriting models and all other characteristics of the proposed transaction that a prudent buyer would consider material;

(b)           current rent roll and rollover schedule, if applicable;

(c)           cash flow pro forma, plus historical information, if available;

(d)           flood certification (of the equivalent in the applicable jurisdiction);

(e)           maps and photos, if available;

(f)           interest coverage ratios and Debt Yield Ratio;

(g)          description of the Mortgaged Property, along with a description of the Mortgagor and sponsor (including their experience with other projects, ownership structure and financial statements);

(h)           loan‑to‑value ratio;

(i)            Seller’s or any Affiliate’s relationship with the Underlying Borrower or any affiliate;

(j)           material third party reports, to the extent available and applicable, including:  (i) engineering and structural reports, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyer; (ii) current Appraisal; (iii) Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow‑up environmental report if recommended in Phase I, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyer; (iv) seismic reports, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyer; (v) operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyer; and (vi) the servicing data tape;

(k)         copies of documents evidencing such Purchased Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the Underlying Borrower’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(l)          insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Mortgaged Property or Properties pursuant to Section 3(c)(iv) hereof (including evidence of terrorism insurance coverage and such other customary insurance coverage satisfactory to Administrative Agent, on behalf of Buyer);

(m)         analyses and reports with respect to such other matters concerning the Purchased Asset as Administrative Agent, on behalf of Buyer, may in its reasonable discretion require; and

(n)          with respect to any Transaction involving a Purchased Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such Purchased Asset is a Future Advance Asset and shall provide Administrative Agent, on behalf of Buyer, with the information required to complete the Confirmation regarding such Future Advance Asset, as well as the then remaining unfunded principal amount of all Purchased Assets that constitute Future Advance Assets.

“Prepayment Percentage” shall have the meaning specified in the Fee Letter.

“Prescribed Laws” shall mean, collectively, (a) the USA PATRIOT Act, (b) Executive Order 13224, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., (d) the Bank Secrecy Act (31 U.S.C. Sections 5311 et seq.) as amended and (e) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA PATRIOT Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price thereof as of such date, calculated on the basis of a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination.

“Pricing Period” shall mean, with respect to each Purchased Asset, (a) in the case of the first (1st) Remittance Date, the period from and including the original Purchase Date for such Purchased Asset to but excluding the next following Remittance Date, and (b) in the case of each subsequent Remittance Date, the one‑month period from and including the preceding Remittance Date to but excluding such Remittance Date; provided that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.

“Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to the LIBOR Rate for such Pricing Period, plus the Applicable Spread (subject to adjustment and/or conversion as provided in Sections 3(l), 3(m) and 3(p) of this Agreement).

“Pricing Rate Reset Date” shall mean, with respect to a Purchased Asset, (a) in the case of the first (1st) Pricing Period for such Purchased Asset, the original Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, two (2) Business Days preceding the Remittance Date on which such Pricing Period begins.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property).  For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” shall mean any Person:  (i) listed in the Annex to, or otherwise subject to the provisions of, Executive Order 13224; (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224;(iii) with whom Administrative Agent and/or Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order 13224;(iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224;(v) that is the subject of Sanctions;(vi) that is a foreign shell bank; (vii) that is a resident of, or whose subscription funds are transferred from or through an account in, a jurisdiction that has been designated as a non‑cooperative with international anti‑money laundering principles or procedures by an intergovernmental group or organization, such as the FATF, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur (see http://www.fatf‑gati.org for the FATF’s “Non‑Cooperative Countries and Territories Initiative”); or (viii) who is an Affiliate of a Person described above.

“Property Value” shall mean, with respect to any Mortgaged Property as of any relevant date, the “as-is” appraisal value of the Mortgaged Property based on the then most recent Appraisal delivered by Seller to Administrative Agent in accordance with the terms of this Agreement.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Administrative Agent, on behalf of Buyer.

“Purchase Price” shall mean, with respect to any Purchased Asset, as of any date, an amount equal to (i) the Initial Purchase Price for such Purchased Asset, plus (ii) the amount of any Future Advance Purchase and/or the amount of any Additional Advance or True Up Advance allocated to such Purchased Asset pursuant to Section 3(h), minus (iii) any payment applied to reduce the Purchase Price of such Purchased Asset in connection with a Mandatory Prepayment Event pursuant to Section 4 minus (iv) any Principal Payment relating to such Purchased Asset applied pursuant to Section 5 to reduce such Purchase Price, and any other amounts paid to Administrative Agent, on behalf of Buyer, by Seller to reduce such Purchase Price.

“Purchase Price Percentage” shall mean, with respect to each Purchased Asset, the lesser of (i) the “Purchase Price Percentage” for such Purchased Asset specified in the Confirmation and (ii) the applicable Maximum Purchase Price Percentage; provided that for purposes of calculating the percentage of Principal Payments with respect to a Purchased Asset required to be applied in accordance with Section 5(c)(i) as of any date of determination, the Purchase Percentage shall equal the ratio (expressed as a percentage) of (i) the Purchase Price of such Purchased Asset as of such date divided by (ii) the outstanding principal balance of such Purchased Asset as of such date (in each case, before giving effect to the application of Principal Payments on the applicable date of determination).

“Purchased Asset” shall mean each Mortgage Loan, Mezzanine Loan and Participation Interest listed on Schedule 1 to the Fee Letter.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents specified in Schedule 2.

“Purchased Asset File” shall mean the Purchased Asset Documents, together with any additional documents and information required to be delivered to Administrative Agent, on behalf of Buyer, or its designee (including Custodian) pursuant to this Agreement.

“Purchased Asset File Checklist” shall have the meaning specified in the Custodial Agreement.

“Purchased Asset Schedule” shall have the meaning specified in the Custodial Agreement.

“Qualified Assignee” shall mean (i) any insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, mutual fund, or an Affiliate of Buyer that is regularly engaged in the business of making or owning commercial real estate loans or operating commercial real estate properties having shareholders’ equity or statutory capital in excess of $1,000,000,000, (ii) any entity Controlled by a Person identified in clause (i), provided that for such purpose, “Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, (iii) a single-purpose bankruptcy-remote entity established by the Administrative Agent, Buyer or an Affiliate thereof that holds an undivided interest in the Transactions in connection with a securitization or a financing through an “owner trust” of the applicable interest in the Transactions; provided that (x) the terms and conditions of any such securitization or financing are reasonably satisfactory to Seller and (y) there is  only one beneficial owner of such interest who otherwise satisfies the requirements of clauses (i) and (ii) and, in each can under clauses (i), (ii) and (iii), that is “Qualified Transferee” under and as such term is defined in each Participation Agreement related to the Purchased Assets and an “eligible assignee” (or similar term) as defined in the Purchased Asset Documents.

 “Qualified Capital Commitments” shall mean, as of any date of determination with respect to any Person, the excess of (a) the amount of any uncalled capital commitments of investors in such Person that are (i) payable in cash; (ii) readily available to be called by such Person without restriction or any other condition at any time and from time to time other than notice and other conditions disclosed in writing by Seller to Administrative Agent, on behalf of Buyer, prior to the date hereof; and (iii) from an investor that is not subject to an Act of Insolvency over (b) the outstanding principal amount of any debt secured by such capital commitments.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long‑term debt of which is rated no less than “A+” by Standard & Poor’s and “A1” by Moody’s and (c) is reasonably acceptable to Administrative Agent, on behalf of Buyer; provided that, with respect to clause (c), if Administrative Agent has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or (b) no longer applies with respect to such counterparty.

“Qualifying Replacement Facility” shall have the meaning specified in Section 3(t) of this Agreement.

“Quarterly Report” shall have the meaning specified in the Guaranty.

“Qualified Servicing Expenses” shall mean the servicing fees and any expenses payable to the Servicer that are expressly provided for in the Servicing Agreement, including any amounts that are netted by such Servicer out of collections pursuant to the Servicing Agreement (but in no event shall Qualified Servicing Expenses include any termination fees payable pursuant to the Servicing Agreement).

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean KKR Real Estate Finance Trust Inc., a Maryland corporation.

“Release Percentage” shall have the meaning specified in the Fee Letter.

“Release Repurchase Price” shall mean, with respect to any Purchased Asset, as of any applicable date of determination, the sum of (i) the Purchase Price of such Purchased Asset as of such date of determination multiplied by the applicable Release Percentage plus (iii) any accrued and unpaid Price Differential with respect to such Purchased Asset as of such date of determination.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Representatives” shall have the meaning specified in Section 28(a) hereof.

“Repurchase Assets” shall have the meaning specified in Section 6(a) hereof.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is the earliest to occur of the following:  (a) the Facility Termination Date or (b) if applicable, the related Early Repurchase Date or Accelerated Repurchase Date.

“Repurchase Obligations” shall mean the Aggregate Repurchase Price and all other amounts due under the Transaction Documents (including interest which would be payable as post‑petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured.

“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, the sum of the Purchase Price of such Purchased Asset plus any accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, minus all Income and other cash actually received by Administrative Agent, on behalf of Buyer, in respect of such Purchased Asset and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

 “Requirement of Law” shall mean any law (including, without limitation, Prescribed Law), treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or any other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirements” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by Buyer.

“Sanctions” shall have the meaning specified in Section 10(xxv)(A) of this Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Sequential Pay Trigger Event” shall have the meaning specified in the Fee Letter.

“Servicer” shall mean Midland Loan Services, or any successor servicer appointed by Seller, as agent for Administrative Agent, on behalf of Buyer, and reasonably acceptable to Administrative Agent, or appointed by Administrative Agent in its sole discretion during the continuance of an Event of Default; provided that the provisions of Section 22 are satisfied.

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of the date hereof, by and among Servicer, Administrative Agent, Seller and Buyer and (ii) such other servicing or subservicing agreement entered into by Seller on behalf of Administrative Agent, on behalf of Buyer, in accordance with Section 22 of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.

“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including:  (i) the rights to service the Purchased Assets; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Significant Modification” shall mean, with respect to any Purchased Asset:

(i)          any forbearance or extension with respect to the payment of (other than the maturity date, for which the provisions of clause (ii)(B) below shall apply), or decrease the amount of principal of, or interest on, the obligations evidenced by the related Purchased Asset Documents (other than any expense reimbursement obligation);

(ii)         with respect to such Purchased Asset: (A) any modification or waiver of any monetary or financial term (other than postponing or extending any scheduled date fixed for any payment of principal of, or interest on, the obligations evidenced by the Purchased Asset Documents, for which the provisions of clause (i) above shall apply and other than any expense reimbursement obligation); or (B) extending the maturity date thereunder (other than any extension of the maturity date for which there is no material lender discretion and the relevant conditions have been satisfied (and not waived));

(iii)         releasing any portion of the collateral securing the obligations evidenced by the related Purchased Asset Documents, acceptance of substitute or additional collateral or subordinating such Purchased Asset or any collateral therefor to any other indebtedness (other than as permitted by the terms of the underlying Purchased Asset Document and for which there is no material lender discretion and the relevant conditions have been satisfied in all material respects (and not waived in any material respect));

(iv)          releasing any obligor thereunder (other than any release required by the terms of the underlying Purchased Asset Documents and for which there is no material lender discretion and the relevant conditions have been satisfied in all material respects (and not waived in any material respect) or described in the parenthetical to clause (iii) above);

(v)           waiving a default for a scheduled payment of principal of, or interest on, the obligations evidenced by the Purchased Asset Document or a material non-monetary default under the Purchased Asset Documents;

(vi)          any reinstatement of the Purchased Asset following an acceleration thereof;

(vii)         waiving or modifying any monetary (other than any expense reimbursement obligation) or material non-monetary condition to the extension of the maturity date of the Purchased Asset;

(viii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset or, if lender consent is required, any consent to such a waiver or consent to a transfer of an underlying Mortgaged Property or a transfer or pledge of direct or indirect interests in the Mortgagor or consent to the incurrence of additional debt by Mortgagor or any direct or indirect owner thereof, other than any such transfer, pledge and/or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(ix)        foreclosure, sale or other disposition of any collateral or exercise of any other material right or remedy following an Event of Default with respect to a Purchased Asset (including in connection with the bankruptcy of a Mortgagor or other obligor in respect of a Purchased Asset) unless there is a concurrent repayment of the Repurchase Price with respect thereto;

(x)          any modification, waiver or amendment of an intercreditor agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to any Purchased Asset, or any exercise of rights or remedies with respect thereto, in each case if and to the extent such action adversely affects the priority, payments, consent rights or security interest of the holder of the Purchased Asset; or

(xi)          any additional matters as may be set forth in the Confirmation with respect to a Purchased Asset;

provided that, notwithstanding anything in the foregoing to the contrary, none of the following shall constitute a “Significant Modification”:

(1) with respect to Purchased Asset #1 identified on Schedule 1 to the Fee Letter, adjustments from time to time to the release prices of the related Mortgaged Properties so long as the aggregate release prices for all such Mortgaged Properties at the time of any such adjustment does not decrease by more than 5%;

(2) with respect to any Purchased Asset other than a Defaulted Asset, any modification, waiver, or amendment that relates exclusively to exit fees, default interest, prepayment fees, yield or spread maintenance provisions; and

(3) so long as no Event of Default is continuing, any modification, waiver or amendment that would result in a change in the interest rate or spread with respect to any Purchased Asset, provided that immediately after giving effect to such modification, waiver or amendment the weighted average spread of all of the Purchased Assets shall not be less than 3.00% and no Purchased Asset shall have a spread of less than 2.50%.

“Single‑Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 13 of this Agreement.

“SIPA” shall have the meaning specified in Section 25(a) of this Agreement.

“Split Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior pari passu Mortgage Notes.

“Spread Maintenance Premium” shall have the meaning specified in the Fee Letter.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, Inc., a division of the McGraw Hill Companies Inc. and any successor in interest.

“Standard Lien Exceptions” shall have the meaning specified in Exhibit III of this Agreement.

“Stated Facility Termination Date” shall have the meaning specified in the definition of Facility Termination Date.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity majority owned and Controlled by such Person.

“Supplemental Due Diligence Package” shall mean, with respect to any Purchased Asset, information or deliveries concerning such Purchased Asset that Administrative Agent, on behalf of Buyer, shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan‑to‑value ratio computation and a final Debt Yield Ratio computation for such Purchased Asset.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Administrative Agent, on behalf of Buyer, and the company issuing the Title Policy for such Mortgaged Property.

“Tangible Net Worth” shall mean, with respect to any Person and its Consolidated Subsidiaries on a consolidated basis, as of any date of determination, the sum of (a) all amounts that would be included under capital or shareholders’ equity (or like caption) on the balance sheet of such Person at such date, determined in accordance with GAAP as of such date, plus (b) the aggregate amount of all Qualified Capital Commitments of such Person, less (c) (i) amounts owing to such Person or Consolidated Subsidiary from Affiliates or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets of such Person (other than Hedging Transactions specifically related to the Purchased Assets) and (iii) prepaid Taxes and/or expenses, all on or as of such date.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Title Policy” shall mean (a) with respect to any Purchased Asset that is a Mortgage Loan, an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy and (y) with respect to any Purchased Asset that is a Mezzanine Loan, an “Eagle-9” policy, “UCC Plus” policy or equivalent UCC insurance policy; in each case, that is approved for use in the applicable jurisdiction and in form and substance reasonably acceptable to Administrative Agent, on behalf of Buyer, (b) if such policy has not yet been issued, (i) a pro forma policy or (ii) a “marked up” commitment, in each case that is binding on the title insurer.

“Total Indebtedness” means, with respect to any Person, as of any date of determination, the aggregate Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of such Person and its Consolidated Subsidiaries plus the proportionate share of all Indebtedness (other than Contingent liabilities not reflected on such Person’s consolidated balance sheet) of all non-Consolidated Subsidiaries of such Person as of such date, all on or as of such date and determined in accordance with GAAP, less (a) the amount of non-recourse Indebtedness owing pursuant to securitization transactions that are not issued or sponsored by Guarantor, Affiliates of Guarantor and/or Affiliates of Manager (e.g. commercial real estate CLOs (including, without limitation, any CMBS investments)) that result from the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, and (b) the amount of any non-recourse Indebtedness owing pursuant to a financing or securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or any other similar transaction.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(e) of this Agreement.

“Transaction Costs” shall have the meaning specified in the Fee Letter.

“Transaction Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, the Pledge and Security Agreement, the Servicing Agreement, the Power of Attorney to Administrative Agent, on behalf of Buyer, the Power of Attorney to Seller, the Confirmation executed pursuant to this Agreement in connection with the Transactions and all other documents executed by Seller, Guarantor or, Pledgor, in connection herewith and therewith.

“Transfer Documents” shall mean, with respect to any Purchased Asset, all applicable Purchased Asset Documents necessary to transfer all of Seller’s right, title and interest in such Purchased Asset to Administrative Agent, on behalf of Buyer, in accordance with the terms of this Agreement.

“True Up Advance” shall have the meaning specified in Section 3(h) of this Agreement.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Administrative Agent, on behalf of Buyer, substantially in the form required under the Custodial Agreement or the Bailee Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non‑perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non‑perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non‑perfection.

“Underlying Borrower” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, the Mortgagor, and with respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Borrower.

“Underwriting Issues” shall mean, with respect to any Purchased Asset, all material information of which Seller has actual knowledge that under the circumstances, would, in the context of the totality of the Transaction in question, a reasonable institutional mortgage loan buyer would consider a materially “negative” factor (either separately or in the aggregate with other information relating to such Purchased Asset), including, but not limited to, whether such Purchased Asset was repurchased from any warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty or a material defect in loan documentation or closing deliveries (such as the absence of any material Purchased Asset Document(s)).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56).

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(r)(ii)(C) hereof.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a)         Prior to the Purchase Date with respect to each Purchase Asset, Seller shall have delivered to Administrative Agent, on behalf of Buyer, the Diligence Materials with respect to such Purchased Asset to be purchased by Administrative Agent, on behalf of Buyer, in accordance with the terms hereof.

(b)          [reserved]

(c)          On or prior to the Purchase Date with respect to each Purchase Asset, Seller shall have delivered the documents set forth below in this Section 3(c) with respect to such Purchased Asset and related Mortgaged Property or Mortgaged Properties (to the extent not already delivered in the Diligence Materials) as a condition to the execution and delivery by Administrative Agent, on behalf of Buyer, of the Confirmation with respect to such Purchased Asset (other than any Delayed Purchased Asset), all in a manner and/or form satisfactory to Administrative Agent in its sole discretion and pursuant to documentation satisfactory to Administrative Agent in its sole discretion:

(i)            Delivery of Purchased Asset Documents.  Copies of each of the final Purchased Asset Documents.

(ii)          Environmental and Engineering.  A “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Administrative Agent, on behalf of Buyer, by an engineer and an environmental consultant, approved by Administrative Agent, on behalf of Buyer, in its reasonable discretion.

(iii)          Appraisal.  Either (x) an Appraisal of the related Mortgaged Property or Properties dated not more than one year prior to the proposed Purchase Date, or (y) such other third-party valuation acceptable to Administrative Agent in its sole discretion.

(iv)         Insurance.  Certificates or other evidence of insurance detailing insurance coverage in respect of the related Mortgaged Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage, together with a third party insurance consultant’s report on such coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents and otherwise reasonably satisfactory to Administrative Agent.  Such certificates or other evidence shall indicate that Seller (or as to a Purchased Asset that is a Participation Interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.

(v)           Opinions of Counsel.  Copies of all legal opinions with respect to the Purchased Asset (which shall include a non‑consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Administrative Agent.

(vi)          Title Policy.  (A) A Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such Purchased Asset with an amount of insurance that shall be not less than the principal balance of such Purchased Asset (provided that if such Purchased Asset was originated fewer than 90 days prior to the related Purchase Date, Seller may deliver, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment), or (B) an endorsement or confirmatory letter from the title company that issued the existing Title Policy (in an amount not less than the principal balance of such Purchased Asset) in favor of Seller and Seller’s successors and assigns adding such parties as an additional insured.

(vii)        Additional Real Estate Matters.  To the extent obtained by Seller, such other real estate related certificates and documentation as may have been reasonably requested by Administrative Agent, such as:  (A) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Mortgaged Property or Properties are in compliance with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form and prepared by a zoning consultant satisfactory to Administrative Agent or evidence that the related Title Policy includes a zoning endorsement; and (B) abstracts of all material leases in effect at the Mortgaged Property delivered in connection with the Purchased Asset.

(viii)        Exception Report.  A written report of any exceptions to the representations and warranties in Exhibit III attached hereto (an “Exception Report”).

(ix)          Other Documents.  Such other documents as Administrative Agent shall reasonably deem to be necessary.

(d)          By its execution of this Agreement and the Confirmation, Administrative Agent, on behalf of Buyer, shall be deemed to have notified Seller that Administrative Agent has agreed to purchase each such Purchased Asset on behalf of Buyer subject to satisfaction (or waiver by Administrative Agent) of the Transaction Conditions Precedent set forth in Section 3(e) below.  The Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.

(e)          Buyer shall transfer the Purchase Price to Seller with respect to each Purchased Asset listed in the Confirmation on the Purchase Date specified in the Confirmation, and the related Purchased Asset shall be concurrently transferred by Seller to Administrative Agent, on behalf of Buyer; provided that the following conditions (collectively, the “Transaction Conditions Precedent”) shall be satisfied (or waived by Administrative Agent in its sole discretion) with respect to each Transaction:

(i)            no Default or Event of Default shall have occurred and be continuing as of the Purchase Date;

(ii)           Seller shall have executed the Confirmation;

(iii)        Buyer shall have (A) completed to its satisfaction all due diligence with respect to such Purchased Asset, including, without limitation, due diligence with respect to any lending licensing requirements which may impact Administrative Agent and/or Buyer, (B) obtained internal credit approval for the inclusion of such Purchased Asset in a Transaction and (C) confirmed that (1) the aggregate outstanding Purchase Price for all Purchased Assets does not exceed the product of the Maximum Purchase Price Percentage multiplied by the aggregate outstanding principal balance of the Purchased Assets, (2) the LTV of such Purchased Asset does not exceed the Maximum LTV Threshold and (3) the Portfolio LTV does not exceed Maximum Portfolio Exposure Threshold;

(iv)         the applicable Purchased Asset File described in Section 7(b) of this Agreement shall have been delivered to Custodian, and Administrative Agent, on behalf of Buyer, shall have received a Trust Receipt with respect to such Purchased Asset File or, with respect to the NEMA Chicago Purchased Asset, Seller shall have complied with the proviso in Section 7(b);

(v)         Seller shall have delivered to any related Underlying Borrower, obligor, related servicer or lead lender a direction letter in accordance with Section 5(a) of this Agreement, unless such Underlying Borrower, obligor, related servicer or lead lender is already remitting payments due to Seller with respect to such Purchased Asset to Servicer, in which case Seller shall direct Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;

(vi)         Seller shall have paid to Administrative Agent, on behalf of Buyer, (A) any fees then due and payable under the Fee Letter and (B) any unpaid Transaction Costs due and owing by Seller (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Administrative Agent, on behalf of Buyer, on the Purchase Date);

(vii)         the Purchased Asset shall not be a Defaulted Asset;

(viii)        Administrative Agent, on behalf of Buyer, shall have received true and complete copies of fully executed originals of all Transfer Documents;

(ix)         Administrative Agent, on behalf of Buyer, shall have received a copy of any document relating to any Hedging Transaction, and Seller shall have validly pledged and assigned to Administrative Agent, on behalf of Buyer, all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any; and

(x)           no circumstance shall exist or event have occurred resulting in a Material Adverse Effect.

(f)         Subject to satisfaction of the requirements set forth in Section 3(a) and Section 3(c) and satisfaction of the Transaction Conditions Precedent (except that Seller shall have executed and delivered a restated Confirmation on the applicable Purchase Date to update the principal amounts, initial purchase price, term and closing date thereof and include an applicable Exception Report), Buyer hereby commits to purchase each Mortgage Loan identified in Schedule 1 to the Fee Letter as a “Delayed Purchased Asset” (each, a “Delayed Purchased Asset”) at the Maximum Purchase Price Percentage and the other the terms set forth herein.  In the event that Seller shall fail to consummate the transfer of a Delayed Purchased Asset to Administrative Agent, on behalf of Buyer, in accordance with this Agreement by the date specified in Schedule 1 to the Fee Letter, the foregoing commitment of Buyer shall terminate and be of no further force and effect.

(g)          The Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transactions covered thereby.

(h)        At any time prior to the Repurchase Date, but no more than once per calendar month, (i) if the Facility Amount shall exceed the Aggregate Repurchase Price, Seller may submit to Administrative Agent a request that Buyer transfer cash to Seller in respect of the existing Purchased Assets (an “Additional Advance”) which Additional Advance shall (effective as of the date of funding to Seller) increase the outstanding Purchase Price for each Purchased Asset pro rata or as otherwise agreed between Seller and Administrative Agent, (ii) if following delivery by Seller to Administrative Agent of the updated Appraisals required pursuant to Section 12(f)(vii), Administrative Agent, on behalf of Buyer, shall determine that the Portfolio LTV of the Purchased Assets based on such updated Appraisals is less than the Maximum Portfolio Exposure Threshold, Seller shall have the one-time right to submit to Administrative Agent a request that Buyer transfer cash to Seller in respect of the existing Purchased Assets (a “True-Up Advance”) in an amount such that after giving effect to such advance the Portfolio LTV does not exceed the Maximum Portfolio Exposure Threshold, which True Up Advance shall (effective as of the date of funding to Seller) increase the outstanding Purchase Price for each Purchased Asset pro rata or as otherwise agreed between Seller and Administrative Agent and (iii) in the event a future advance is to be or has been made by Seller pursuant to the Purchased Asset Documents with respect to a Future Advance Asset, Seller may submit to Administrative Agent a request that Buyer transfer cash to Seller in an amount not to exceed the Maximum Purchase Price Percentage, multiplied by the amount of such future advance (a “Future Advance Purchase”) which Future Advance Purchase shall (effective as of the date of funding to Seller) increase the outstanding Purchase Price for such Future Advance Asset.  Buyer shall transfer cash to Seller as provided in this Section 3(h) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the Business Day on which Administrative Agent, on behalf of Buyer, determines that the conditions precedent to such Additional Advance, True Up Advance and/or Future Advance Purchase as set forth in this Section 3(h) have been satisfied (or, in Administrative Agent’s sole and absolute discretion, waived).  Any Additional Advance, True Up Advance or Future Advance Purchase to be made by Buyer in accordance with this Section 3(h) shall be subject to satisfaction of the following conditions:

(i)            With respect to any Additional Advance, True Up Advance or Future Advance Purchase, no Event of Default has occurred and is continuing;

(ii)          With respect to any Future Advance Purchase, Seller shall have demonstrated to Administrative Agent’s reasonable satisfaction that all conditions to the future advance under the Purchased Asset Documents have been satisfied in all material respects (and not waived in any material respect);

(iii)        With respect to any Additional Advance, True Up Advance or Future Advance Purchase, the funding of the Additional Advance, True Up Advance or Future Advance Purchase will not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount;

(iv)         With respect to any Additional Advance, after giving effect thereto, the aggregate outstanding Purchase Price for all Purchased Assets shall not exceed the product of (A) the Maximum Purchase Price Percentage multiplied by (B) the aggregate outstanding principal balance of the Purchased Assets;

(v)          With respect to any Additional Advance, True Up Advance or Future Advance Purchase, such Advance or Future Advance Purchase, together with all Additional Advances and/or Future Advance Purchases to be made on the applicable advance date, shall be in an amount equal to or greater than the sum of $5,000,000 in the aggregate (before giving effect to the amount of any required Mandatory Prepayment made on such applicable advance date (which amount may be netted against the amount of any such Additional Advance, True Up Advance or Future Advance Purchase));

(vi)         With respect to any Future Advance Purchase, Administrative Agent, on behalf of Buyer, shall have received evidence reasonably satisfactory to Administrative Agent that previously or simultaneously with Buyer’s funding of the Future Advance Purchase, Seller shall have funded or caused to be funded to the Mortgagor or Mezzanine Borrower, as applicable (or to an escrow agent or as otherwise directed by the Mortgagor or Mezzanine Borrower, as applicable) its pro rata portion of such Future Advance Purchase in respect of such Future Advance Asset; and

(vii)        With respect to any Additional Advance, True Up Advance or Future Advance Purchase, Seller and Administrative Agent, on behalf of Buyer, shall have approved any ministerial modification to the Confirmation with respect to the applicable Additional Advance or Future Advance Asset to reflect the amount of the Additional Advance, True Up Advance or Future Advance Purchase, as applicable.

(i)          Seller shall be entitled to voluntarily terminate a Transaction on demand, and repurchase the related Purchased Asset on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”) (A) at any time following expiration of the Lockout Period, (B) at any time prior to expiration of the Lockout Period (I) during the continuance of a Sequential Pay Trigger Event or (II) during the continuance of a Permitted Release Period, (C) at any time in connection with a pay-off of a Purchased Asset by the related Underlying Borrower (whether voluntary or mandatory), (D) at any time to cure a Default or Event of Default or (E) in connection with a Mandatory Prepayment pursuant to Sections 4(a)(iii) and (iv); provided that:

(i)            Except in connection with any such termination (x) pursuant to 3(i)(C), 3(i)(D) or 3(i)(E) or (y) in connection with the termination of all Transactions hereunder and repayment of the Aggregate Repurchase Price and the other Repurchase Obligations in full, no Default or Event of Default shall be continuing or would occur or result from such early repurchase;

(ii)           Seller notifies Administrative Agent in writing, no later than five (5) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Asset;

(iii)         Seller shall have paid to Administrative Agent, on behalf of Buyer, the applicable Release Repurchase Price, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement with respect to such Transaction (including without limitation, Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any); provided that, for the avoidance of doubt, in connection with termination of all Transactions and repurchase of all Purchased Assets, in no event shall Seller be obligated to pay an amount under this clause (iii) greater than the Aggregate Repurchase Price for all Purchased Assets and all other Repurchase Obligations then outstanding;

(iv)        if such repurchase occurs prior to expiration of the Lockout Period, Seller shall have paid to Administrative Agent, on behalf of Buyer, the applicable Spread Maintenance Premium; provided that no Spread Maintenance Premium shall be payable in connection with any repurchase pursuant to Section 3(i)(B)(I)(solely to the extent such repurchase is made in connection with the termination of all Transactions hereunder and repayment of the Aggregate Repurchase Price and the other Repurchase Obligations in full), 3(i)(C), 3(i)(D) or 3(i)(E); and

(v)           any such repurchase in connection with a sale by Seller of a Purchased Asset to an affiliate of Seller shall be on an arm’s length basis.

On the Repurchase Date for any Transaction, termination of the applicable Transaction will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Assets on a servicing-released basis, and any Income in respect thereof received by Administrative Agent, on behalf of Buyer, (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer to Administrative Agent, on behalf of Buyer, of the amounts required pursuant to this Section 3(i), and Administrative Agent shall be deemed to have simultaneously and automatically released its security interest in such Purchased Asset, shall make the deliveries required pursuant to Section 6(e).

(j)          Prior to expiration of the Lockout Period, if a Default or Event of Default shall have occurred and the same would be cured as a result of a partial repayment, Seller may repay the Repurchase Price with respect to one or more Purchased Assets in part (but only to the extent necessary to effect such cure) at any time upon two (2) Business Days prior written notice from Seller to Administrative Agent; provided, however, that any such payment shall be adjusted, if applicable, by the Prepayment Percentage and accompanied by an amount representing accrued Price Differential with respect to such Purchased Asset(s) on the amount of such payment and all other amounts then due under the Transaction Documents.  Any prepayment of the Repurchase Price pursuant to this Section 3(j) shall reduce the Purchase Price of the related Purchased Asset.

(k)          So long as no Event of Default has occurred and is then continuing (unless the same would be cured as a result of such repayment), after expiration of the Lockout Period, the Repurchase Price with respect to one or more Purchased Assets may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Administrative Agent; provided, however, that any such payment shall be adjusted, if applicable, by the Prepayment Percentage and accompanied by an amount representing accrued Price Differential with respect to such Purchased Asset(s) on the amount of such payment and all other amounts then due under the Transaction Documents.  Each partial payment of the Repurchase Price pursuant to this clause 3(k) shall be in an amount of not less than $1,000,000.  Any prepayment of the Repurchase Price pursuant to this Section 3(k) shall reduce the Purchase Price of the related Purchased Asset.

(l)          If (i) Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, (ii) the LIBOR Rate determined or to be determined will not adequately and fairly reflect the cost to Buyer (as reasonably determined by Administrative Agent) of making or maintaining Transactions, or (iii) LIBOR has been succeeded by an Alternate Index, then the Pricing Rate shall be converted from the LIBOR Rate plus the Applicable Spread to the Alternate Rate plus Alternate Rate Spread; provided, that in no event shall the sum of the Alternate Rate plus the Alternate Rate Spread be less than the Applicable Spread.  Administrative Agent, on behalf of Buyer, shall give email or telephonic notice thereof to Seller as soon as practicable thereafter.

(m)        Notwithstanding any other provision herein, if, after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect LIBOR Transactions as contemplated by the Transaction Documents, (i) the commitment of Buyer hereunder to enter into new LIBOR Transactions and to continue LIBOR Transactions as such shall forthwith be canceled, and (ii) the LIBOR Transactions then outstanding shall be converted automatically to Alternate Rate Transactions.

(n)          If Administrative Agent shall have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law (including, without limitation changes in any Reserve Requirements and any other increase in cost to Buyer) has made it unlawful, or any Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into any Transaction or any Governmental Authority has imposed material restrictions on the authority of Buyer to enter into any Transaction, then on notice thereof by Administrative Agent, on behalf of Buyer, to Seller, any obligations of Administrative Agent, on behalf of Buyer, to enter into Transactions shall be suspended until Administrative Agent, on behalf of Buyer, notifies Seller that the circumstances giving rise to such determination no longer exist.

(o)          Upon demand by Administrative Agent, on behalf of Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (not to include any lost profit or opportunity) (including, without limitation, attorneys’ fees and disbursements) that Buyer actually sustains or incurs as a consequence of (i) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(i) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date, (iii) [reserved], (iv) Administrative Agent’s enforcement of the terms of any of the Transaction Documents or (v) any actions taken to perfect or continue any lien created under any Transaction Document.  A certificate as to such losses, costs and expenses, setting forth the calculations therefor shall be submitted promptly by Administrative Agent, on behalf of Buyer, to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error.  This Section 3(o) shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(p)          If Administrative Agent, on behalf of Buyer, shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy, including the Reserve Requirements or any other reserve, special deposit or similar requirements relating to extensions of credit or other assets of Buyer or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding such requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Buyer to be material, then from time to time, within five (5) Business Days after submission by Administrative Agent, on behalf of Buyer, to Seller of a written request therefor, Seller shall pay to Administrative Agent, on behalf of Buyer, such additional amount or amounts as will compensate Buyer for such reduction.  A certificate as to the calculation of any additional amounts payable pursuant to this Section 3(p) shall be submitted by Administrative Agent, on behalf of Buyer, to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.  With respect to each reduction in the rate of return as described above, this Section 3(p) shall survive for a period of six (6) months from the date of the incurrence of such reduction by Buyer.  This Section 3(p) shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.  This Section 3(p) shall not apply with respect to Taxes.

(q)         Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made, Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.  Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.  As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3(q), Seller shall deliver to Administrative Agent, on behalf of Buyer, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent, on behalf of Buyer.  Seller shall indemnify Buyer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by Buyer or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Seller by Administrative Agent, on behalf of Buyer, or such transferee shall be conclusive absent manifest error.

(r)         If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Administrative Agent, on behalf of Buyer, shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Administrative Agent, on behalf of Buyer, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(r)(i), Section 3(r)(ii) and Section 3(r)(iv) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of Buyer.  Without limiting the generality of the foregoing:

(i)           if Buyer is a United States person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W‑9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(ii)          if Buyer is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A)          in the case of Buyer claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed originals of IRS Form W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Transaction Document, IRS Form W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)           executed originals of IRS Form W‑8ECI;

(C)           in the case of Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W‑8BEN‑E; or

(D)          to the extent Buyer is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN‑E, a U.S. Tax Compliance Certificate, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if Buyer is a partnership and one or more direct or indirect partners of Buyer are claiming the portfolio interest exemption, Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)         if Buyer is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(iv)          if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine whether Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3(r)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

provided that Buyer agrees that if any form or certification it previously delivered pursuant to this Section 3(r) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(s)         If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 3 (including by the payment of additional amounts pursuant to Section 3(q)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3(s) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 3(s), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3(s) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(t)          If any of the events described in Section 3(o), Section 3(p) or Section 3(q) result in Buyer’s request for additional amounts, then, notwithstanding anything in this Agreement to the contrary, Seller may elect, upon five (5) Business Days prior written notice to Administrative Agent, to terminate all of the Transactions and this Agreement and repurchase all of the Purchased Assets, subject to payment of the Aggregate Repurchase Price and all other Repurchase Obligations in full.  The election by Seller to terminate the Transactions in accordance with the foregoing provisions of this Section 3(t) shall not relieve Seller of liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Assets.  In addition, if LIBOR has been converted to an Alternate Index by Administrative Agent in accordance with this Agreement and Seller shall not have consented to such Alternate Index and/or the applicable Alternate Rate Spread determined by Administrative Agent, Seller may elect at any time during the 90-day period following such conversion, upon five (5) Business Days prior written notice to Administrative Agent, to terminate all of the Transactions and this Agreement and repurchase all of the Purchased Assets, subject to payment of the Aggregate Repurchase Price and all other Repurchase Obligations in full.  Buyer agrees that, notwithstanding any contrary provisions of this Agreement (including Section 3(i)) no Spread Maintenance Premium shall be payable by Seller in connection with the repurchase of the Purchased Assets in accordance with this Section 3(t).

(u)         On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and all Transaction Costs and other amounts due and payable to Buyer hereunder and under the other Transaction Documents, against the transfer by Administrative Agent, on behalf of Buyer, to Seller of each such Purchased Asset.  Following the Facility Termination Date, Administrative Agent, on behalf of Buyer, shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder and under the other Transaction Documents.

(v)         Notwithstanding any provision herein to the contrary, (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, shall in each case be deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement.

4.	MANDATORY PREPAYMENT

(a)          Not later than ten (10) Business Days following written demand by Administrative Agent, on behalf of Buyer, in connection with the occurrence of any of the events described below or in Section 6 of the Fee Letter (each, a “Mandatory Prepayment Event”), Seller shall repay, as applicable, the Aggregate Repurchase Price or the Repurchase Price of the applicable Purchased Assets in the applicable amount required by the provisions below (each, a “Mandatory Prepayment”), which amount shall be adjusted, if applicable, by the Prepayment Percentage.  Any repayment required pursuant to Section 4(a)(i) or 4(a)(v) shall be applied to the outstanding Purchase Price for each Purchased Asset pro rata, and any repayment required pursuant to Section 6 of the Fee Letter or Sections 4(a)(ii) through 4(a)(iv) shall be applied to reduce the Purchase Price of the applicable Purchased Asset.

(i)          In the event Seller shall have delivered notice to Administrative Agent, on behalf of Buyer, of the exercise of the second Extension Option hereunder, Administrative Agent, on behalf of Buyer, shall redetermine the Portfolio LTV of the Purchased Assets based on updated Appraisals obtained by Seller, at Seller’s expense (except that Administrative Agent agrees to accept Appraisals obtained by Seller dated no earlier than six (6) months prior to the then-current Facility Termination Date), which updated Appraisals shall be delivered to Administrative Agent no later than 30 days prior to then-applicable Facility Termination Date.  If Administrative Agent, on behalf of Buyer, determines that the Portfolio LTV exceeds the Maximum Portfolio Exposure Threshold based on such updated Appraisals, Seller shall be required to repay the Aggregate Repurchase Price in an amount sufficient to cause the Portfolio LTV to equal the Maximum Portfolio Exposure Threshold.

(ii)         In the event any Mortgagor shall have repaid the principal balance of any Purchased Asset to satisfy any debt yield, debt service coverage ratio and/or loan-to-value requirement contained in the related Purchased Asset Documents, Seller shall make a repayment of the Repurchase Price of such Purchased Asset such that after giving effect to such repayment, the outstanding Purchase Price of such Purchased Asset is no greater than the product of (i) the outstanding principal balance of the Purchased Asset (after giving effect to the principal payment made by Mortgagor) multiplied by (ii) the Maximum Purchase Price Percentage.

(iii)         If any Purchased Asset shall become a Defaulted Asset, then Seller shall, upon Administrative Agent’s approval of an Independent Appraiser for such purpose, promptly order an updated Appraisal and if the Asset Exposure Ratio of such Purchased Asset exceeds the Maximum Asset Exposure Ratio, Seller shall repay the Repurchase Price of such Purchased Asset such that after giving effect to such payment, the Asset Exposure Ratio is equal to Maximum Asset Exposure Ratio.

(iv)          If the Maximum Purchase Price Percentage of any Defaulted Asset shall be reduced in accordance with the Fee Letter, Seller shall repay the Repurchase Price of such Defaulted Asset such that after giving effect to such repayment, the Purchase Price of such Purchased Asset is no greater than the product of (i) the outstanding principal balance of the Purchased Asset multiplied by (ii) the applicable Maximum Purchase Price Percentage (as reduced in accordance with the Fee Letter).  In the event the Maximum Purchase Price Percentage of any Defaulted Asset is reduced to 0% in accordance with the Fee Letter, Seller shall be entitled to repurchase such Purchased Asset in accordance with Section 3(i).

(v)          Following receipt of the updated Appraisals required to be delivered by Seller in accordance with Section 12(f)(vii), Administrative Agent, on behalf of Buyer, shall redetermine the Portfolio LTV of the Purchased Assets based on such updated Appraisals (and, if Seller shall have  delivered an updated Appraisal with respect to Purchased Asset #4 on Schedule 1 to the Fee Letter, Administrative Agent shall include such Appraisal in its redetermination).  If Administrative Agent, on behalf of Buyer, determines that the Portfolio LTV exceeds the Maximum Portfolio Exposure Threshold based on such updated Appraisals, Seller shall be required to repay the Aggregate Repurchase Price in an amount sufficient to cause the Portfolio LTV to equal the Maximum Portfolio Exposure Threshold.

(b)          In the event that Seller is required to make a Mandatory Prepayment pursuant to this Section 4 and has contemporaneously requested an Additional Advance or True Up Advance or Future Advance Purchase with respect to any Purchased Asset, at Seller’s request, Buyer agrees to cooperate with Seller to net the applicable payments.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)          On or before the date hereof, Seller and Administrative Agent, on behalf of Buyer, shall establish and maintain with the Depository Bank a deposit account in the name of Seller and under the sole control of Administrative Agent, on behalf of Buyer, with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”).  Seller shall cause all Income with respect to the Purchased Assets to be deposited in the Blocked Account.  In furtherance of the foregoing, Seller shall cause Servicer to remit to the Blocked Account all Income received in respect of the Purchased Assets within the time periods specified in the Servicing Agreement.  All Income in respect of the Purchased Assets, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account.

(b)        Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income (other than Principal Payments) in respect of the Purchased Assets and the associated Hedging Transactions received by Depository Bank during the Collection Period and on deposit in the Blocked Account shall be applied as follows:

(i)            first, to remit to Servicer an amount equal to any unpaid Qualified Servicing Expenses (to the extent not retained by such Servicer), if any, due and payable on such Remittance Date;

(ii)          second, to Administrative Agent, on behalf of Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;

(iii)        third, (A) to Administrative Agent, any accrued and unpaid fees due and payable by Seller in accordance with the Transaction Documents and (B) to Administrative Agent, on behalf of Buyer, all Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iv)          fourth, to Administrative Agent, on behalf of Buyer, the amount of any then unpaid Mandatory Prepayment (as adjusted, if applicable, by the Prepayment Percentage), to the extent of remaining funds available in the Blocked Account; and

(v)           fifth, to Seller, the remainder, if any for its own account.

If, on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under (ii) and (iii)(A) above of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.

(c)          Unless an Event of Default shall have occurred and be continuing, any Principal Payment (including net sales proceeds (i.e., after payment of the applicable Release Repurchase Price), prepayments and principal payments at maturity) in respect of any Purchased Asset received by Servicer and remitted by the Servicer to the Blocked Account pursuant to the Servicing Agreement shall be applied as soon as practicable thereafter (but in no event later than two (2) Business Days after deposit in the Blocked Account) as follows:

(i)           first, to Administrative Agent, on behalf of Buyer, an amount equal to the product of the amount of such Principal Payment multiplied by the applicable Purchase Price Percentage (adjusted, if applicable, by the Prepayment Percentage), which amount shall be applied by Administrative Agent, on behalf of Buyer, to reduce the Purchase Price of the applicable Purchased Asset(s);

(ii)          second, (A) to Administrative Agent, on behalf of Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the amount of the Purchase Price reduced in accordance with clause (i) above and (B) to Administrative Agent, any accrued and unpaid fees due and payable by Seller in accordance with the Transaction Documents in respect of the amount of the Purchase Price reduced in accordance with clause (i) above;

(iii)         third, to Administrative Agent, on behalf of Buyer, the amount of any then unpaid Mandatory Prepayment (adjusted, if applicable, by the Prepayment Percentage), to the extent of remaining Principal Payments available in the Blocked Account;

(iv)          fourth, if a Sequential Pay Trigger Event is continuing, to Administrative Agent, on behalf of Buyer, all remaining Principal Payments until the Aggregate Repurchase Price and all other Repurchase Obligations have been reduced to zero (with any such reductions to be applied to reduce the Purchase Prices of the Purchased Assets, pro rata); and

(v)           fifth, to Seller, the remainder, if any for its own account.

(d)          If an Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as determined in Administrative Agent’s sole discretion pursuant to Section 14(b)(ii).

(e)         If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Asset or Seller has otherwise received such Income and has made a payment in respect of such Income to Administrative Agent, on behalf of Buyer, pursuant to this Section 5, and for any reason such amount is required to be returned by Administrative Agent or Buyer to an obligor under such Purchased Asset (either before or after the Repurchase Date), Administrative Agent, on behalf of Buyer, may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Administrative Agent, on behalf of Buyer, by 11:00 a.m. (New York time) on the Business Day following Seller’s receipt of such notice.

6.	SECURITY INTEREST

(a)         Administrative Agent, Buyer and Seller intend that all Transactions hereunder be sales to Administrative Agent, on behalf of Buyer, of the Purchased Assets (other than any Mezzanine Loan) for all purposes (other than for U.S. federal, state and local income or franchise tax purposes) and not loans from Buyer to Seller secured by the Purchased Assets.  However, in the event that any Transaction is deemed to be a loan, Seller hereby pledges to Administrative Agent, on behalf of Buyer, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Administrative Agent, on behalf of Buyer, a first priority security interest in all of Seller’s right, title and interest in and to the following (collectively, the “Repurchase Assets”):

(i)           all of the Purchased Assets (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Assets) and related Servicing Rights;

(ii)           all Income from the Purchased Assets;

(iii)          all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property;

(iv)          all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing;

(v)           all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing; and

(vi)          any other property, rights, titles or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Asset Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

(b)          With respect to the security interest in the Repurchase Assets granted in Section 6(a) hereof, and with respect to the security interests granted in Sections 6(c) and 6(d), Administrative Agent, on behalf of Buyer, shall have all of the rights and, during the continuance of an Event of Default, may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents.  In furtherance of the foregoing, (i) Administrative Agent, on behalf of Buyer, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Sections 6(c) and 6(d) one or more UCC financing statements in form satisfactory to Administrative Agent, on behalf of Buyer, (to be filed in the filing office indicated therein) which financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect, in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Assets) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be requested by Administrative Agent, on behalf of Buyer, with respect to the perfection and priority of the outright transfer of the Purchased Assets and the security interest granted hereunder in the Repurchase Assets and the rights and remedies of Administrative Agent, on behalf of Buyer, with respect to the Repurchase Assets (including under Section 22 of this Agreement) (including the payments of any fees and Taxes required in connection with the execution and delivery of this Agreement).

(c)          Seller hereby pledges to Administrative Agent, on behalf of Buyer, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Administrative Agent, on behalf of Buyer, a first priority security interest in all of Seller’s right, title and interest in and to Seller’s rights under all Mezzanine Loans and Hedging Transactions relating to Purchased Assets and all proceeds thereof.  Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Administrative Agent, on behalf of Buyer, and shall cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Administrative Agent, on behalf of Buyer, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Administrative Agent, on behalf of Buyer, to redirect payments under such Hedging Transaction as Administrative Agent, on behalf of Buyer, may direct.  So long as no Event of Default shall be continuing, Administrative Agent, on behalf of Buyer, agrees that it will not redirect payments under any Hedging Transaction pledged to Administrative Agent, on behalf of Buyer, pursuant to the terms of this Section 6(c).

(d)          Seller hereby pledges to Administrative Agent, on behalf of Buyer, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Administrative Agent, on behalf of Buyer, a first priority security interest in all of Seller’s right, title and interest in and to the Blocked Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Blocked Account.

(e)         In connection with the repurchase by Seller of any Purchased Asset in accordance herewith, upon receipt of the Repurchase Price by Administrative Agent, on behalf of Buyer, Administrative Agent will deliver to Seller, at Seller’s expense, such documents, instruments and releases as may be reasonably necessary and requested by Seller to reconvey such Purchased Asset on a servicing-released basis and any Income related thereto to Seller, in each case free and clear of all Liens and adverse claims.

(f)          Notwithstanding anything in this Agreement or any other Transaction Documents to the contrary, Seller and Administrative Agent, on behalf of Buyer, hereby acknowledge and agree that any Transaction hereunder that includes a related Mezzanine Loan shall not be deemed a sale of such Mezzanine Loan by Seller to Administrative Agent, on behalf of Buyer, it being agreed that each Mezzanine Loan related to a Transaction hereunder has been pledged by Seller to Administrative Agent pursuant to the provisions of Section 6(c) to secure the obligations of the Seller with respect to the Transactions, subject to the right of Seller to obtain a release of such pledge and Liens on such Mezzanine Loan in connection with the repurchase of the related Purchased Asset in accordance with the terms of this Agreement.

7.	PAYMENT, TRANSFER AND CUSTODY

(a)         Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Assets and all rights thereunder shall be transferred to Administrative Agent, on behalf of Buyer, or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.  Administrative Agent, on behalf of Buyer, will provide Seller with a Power of Attorney to Seller, allowing Seller to administer, operate and service such Purchased Assets.  Provided that no Event of Default shall have occurred and be continuing, such Power of Attorney to Seller shall be binding upon Administrative Agent, Buyer and their respective successors and assigns.

(b)         Seller shall (A) not later than 1:00 p.m. (New York time) two (2) Business Days prior to the Purchase Date, deliver to Custodian (with a copy to Administrative Agent, on behalf of Buyer), together with the Purchased Asset File Checklist, the Purchased Asset Documents identified in the Purchased Asset File Checklist delivered therewith, and (B) on the Purchase Date, cause Custodian to deliver a Trust Receipt confirming receipt of such Purchased Asset Documents; provided that with respect to the NEMA Chicago Purchased Asset, Seller shall, (X) not later than 1:00 p.m. (New York time) on the Purchase Date, deliver or cause Bailee to deliver to Buyer, by electronic transmission, a true and complete copy of the related (1) Mortgage Note, Mezzanine Note or Participation Certificate with assignment in blank (as applicable), (2) loan agreement, (3) Mortgage or Mezzanine Pledge Agreement and LLC Certificate (as applicable), (4) Title Policy, (5) Insured Closing Letter and Escrow Instructions, if any, and (6) the executed Bailee Agreement and Bailee’s Trust Receipt; (Y) not later than 1:00 p.m. (New York time) on the third (3rd) Business Day following the Purchase Date, deliver or cause Bailee to deliver and release to Custodian (with a copy to Buyer), together with a Purchased Asset File Checklist, the related Purchased Asset Documents, and (Z) not later than two (2) Business Days following receipt of such Purchased Asset Documents by Custodian, cause Custodian to deliver a Trust Receipt confirming such receipt;

provided that if Seller cannot deliver, or cause to be delivered, any of the original Purchased Asset Documents required to be delivered as originals (excluding the Mortgage Note, Mezzanine Note, the Assignment of Mortgage, the LLC Certificate and the Participation Certificate, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original and shall use its best efforts to obtain and deliver such original document within one hundred eighty (180) days after the related Purchase Date (or such longer period after the related Purchase Date to which Administrative Agent, on behalf of Buyer, may consent in its sole discretion, so long as Seller is, as certified in writing to Administrative Agent, on behalf of Buyer, not less frequently than monthly, using its best efforts to obtain the original).  After the expiration of such best efforts period, Seller shall deliver to Administrative Agent, on behalf of Buyer, a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document, and thereafter Seller shall have no further obligation to deliver the related original document.  Notwithstanding the foregoing, Administrative Agent, on behalf of Buyer, shall, at its option, have the right to cancel the purchase of a Purchased Asset if all required originals have not been delivered as required in this Agreement.

(c)        From time to time, Seller shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents on behalf of Administrative Agent, on behalf of Buyer, and as Administrative Agent shall request from time to time.  With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Administrative Agent, on behalf of Buyer, a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  Seller shall deliver such original documents to Custodian promptly when they are received.  With respect to all of the Purchased Assets delivered by Seller to Administrative Agent, on behalf of Buyer, or its designee (including Custodian), Seller shall execute an omnibus Power of Attorney to Administrative Agent, on behalf of Buyer, irrevocably appointing Administrative Agent its attorney‑in‑fact with full power to, during the continuance of an Event of Default only, (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note, Mezzanine Note, LLC Certificate or Participation Certificate (as applicable)  and (iii) take such other steps as may be necessary or desirable to enforce Administrative Agent’s rights against any Purchased Assets and the related Purchased Asset Files and the Servicing Records.  Administrative Agent, on behalf of Buyer, shall deposit the Purchased Asset Files representing the Purchased Assets, or cause the Purchased Asset Files to be deposited directly, with Custodian to be held by Custodian on behalf of Administrative Agent.  The Purchased Asset Files shall be maintained in accordance with Custodial Agreement.  Any Purchased Asset File not delivered to Administrative Agent or its designee (including Custodian) is and shall be held in trust by Seller or its designee for the benefit of Administrative Agent, on behalf of Buyer, as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Administrative Agent, on behalf of Buyer, or its designee.  The possession of the Purchased Asset File by Seller or its designee is at the will of Administrative Agent, on behalf of Buyer, for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Administrative Agent, on behalf of Buyer.  Seller or its designee (including Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Administrative Agent, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller or is pursuant to the order of a court of competent jurisdiction.

(d)          On the date of this Agreement, Administrative Agent shall have received all of the following items and documents, each of which shall be satisfactory to Buyer in form and substance:

(i)            Transaction Documents. (A) This Agreement, duly executed and delivered by Administrative Agent, Seller and Buyer; (B) the Custodial Agreement, duly executed and delivered by Seller, Administrative Agent and Custodian;(C) the Blocked Account Agreement, duly executed and delivered by Seller, Administrative Agent and Depository Bank; (D) the Fee Letter, duly executed and delivered by Seller and Administrative Agent; and (E) the Guaranty, duly executed and delivered by Guarantor; (F) the Power of Attorney to Administrative Agent, on behalf of Buyer; (G) the Power of Attorney to Seller; (H) the Pledge and Security Agreement; (I) the Servicing Agreement duly executed by the parties thereto; and (J) the Filings;

(ii)           Fees and Costs.  All fees and all other Transaction Costs payable to Administrative Agent and/or Buyer in connection with the negotiation of the Transaction Documents;

(iii)        Organizational Documents.  Certified copies of the organizational documents of Seller, Pledgor and Guarantor and resolutions or other documents evidencing the authority of Seller, Pledgor and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller, Pledgor and/or Guarantor from time to time in connection with the Transaction Documents (and Administrative Agent and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller, Pledgor or Guarantor, as the case may be, to the contrary);

(iv)          Legal Opinion.  Opinions of counsel to Seller, Pledgor and Guarantor in form and substance satisfactory to Buyer as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act and such other matters as may be requested by Administrative Agent; and

(v)           Other Documents.  Such other documents as Administrative Agent may reasonably request.

8.	CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED ASSETS

(a)          Subject to the terms and conditions of this Agreement, title to all Purchased Assets shall pass to Administrative Agent on the applicable Purchase Date, and Administrative Agent, on behalf of Buyer, and Buyer shall have free and unrestricted use of its interest in the Purchased Assets in accordance with the terms and conditions of the Purchased Asset Documents.  Nothing in this Agreement or any other Transaction Document shall preclude Administrative Agent, on behalf of Buyer, and Buyer from engaging (at its expense) in repurchase transactions with the Purchased Assets with Persons in conformity with the terms and conditions of the Purchased Asset Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets to Persons in conformity with the terms and conditions of the Purchased Asset Documents, but no such transaction shall relieve Administrative Agent, on behalf of Buyer, or Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Section 3 of this Agreement or of Administrative Agent’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b)         Nothing contained in this Agreement or any other Transaction Document shall obligate Administrative Agent to segregate any Purchased Assets delivered by Seller to Administrative Agent.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller other than as permitted herein.  Subject to the terms and conditions of this Agreement, any documents delivered to Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.	EXTENSION OF FACILITY TERMINATION DATE; REDUCTION OF FACILITY AMOUNT

(a)          Seller shall have the right to exercise up to five (5) options (each, an “Extension Option”) to extend the then current Stated Facility Termination Date for an additional one (1) year period (each, an “Extension Period”) by written request to Administrative Agent no earlier than one hundred (120) days and no later than thirty (30) days prior to then current Stated Facility Termination Date (except that with respect to exercise of the second Extension Option hereunder, such notice shall be delivered no later than sixty (60) days prior to the then current Stated Facility Termination Date).  Each such Extension Option shall be subject to satisfaction of the following conditions: (i) no Event of Default shall exist on the date of Seller’s request to extend and no Default under Section 14(a)(i) or Section 14(a)(iv) with respect to a failure to comply with Section 5(b)(ii) or 5(c) or Event of Default shall exist on the then current Facility Termination Date, (ii) on or before the then current Facility Termination Date, Seller shall have paid all fees that are due and payable to Administrative Agent in accordance with the Transaction Documents and (iii) with respect to the second Extension Option, Seller shall have delivered to Administrative Agent updated Appraisals within the time period specified in Section 4(a)(i) and, if applicable, shall have made the Mandatory Prepayment required pursuant to Section 4(a)(i).

(b)         On each anniversary of the Closing Date, Seller may, upon at least five (5) Business Days’ prior notice to Administrative Agent, permanently reduce in part the undrawn portion of the Facility Amount; provided that after giving effect to such reduction, the Aggregate Repurchase Price of all Purchased Assets shall not exceed the Facility Amount.

10.	REPRESENTATIONS

Seller represents and warrants to Administrative Agent and Buyer that as of the date of this Agreement and as of each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(i)           Organization.  Seller (A) is a limited liability company duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware; (B) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business; (C) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary, to (1) own and hold its assets and to carry on its business as now being conducted and proposed to be conducted and (2) to execute the Transaction Documents and enter into the Transactions thereunder, and (D) has all requisite limited liability company or other power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)          Authorization; Due Execution; Enforceability.  The execution, delivery and performance by Seller of each of this Agreement and each of the Transaction Documents have been duly authorized by all necessary limited liability company or other action on its part.  The Transaction Documents have been duly executed and delivered by Seller for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)         Non‑Contravention; Consents.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of the organizational documents of Seller (B) conflict with any applicable law (including, without limitation, Prescribed Laws), rule or regulation or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Seller, (C) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (D) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound.

(iv)         Litigation; Requirements of Law.  There is no action, suit, proceeding, investigation, or arbitration pending or, to the actual knowledge of Seller, threatened against Seller or any of its assets which (A) would reasonably be expected to, individually or in the aggregate, result in any Material Adverse Effect; (B) makes a claim or claims in an amount greater than $100,000; or (C) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder.  Seller is in compliance in all material respects with all Requirements of Law.  Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)          No Broker.  Seller has not dealt with any broker, investment banker, agent or other Person (other than Administrative Agent, Buyer or an Affiliate of either of them) who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets pursuant to any Transaction Documents.

(vi)        Good Title to Purchased Assets.  Immediately prior to the purchase of any Purchased Assets by Administrative Agent, on behalf of Buyer, from Seller, such Purchased Assets are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Administrative Agent, on behalf of Buyer, (including any “adverse claim” as defined in Section 8‑102(a)(1) of the UCC), and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Seller or any agreement (other than the Transaction Documents or as set forth in the related Purchased Asset Documents) by Seller to assign, convey, transfer or participate in such Purchased Assets, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Assets to Administrative Agent, on behalf of Buyer, and, upon transfer of such Purchased Assets to Administrative Agent, on behalf of Buyer, Administrative Agent, on behalf of Buyer, shall be the owner of such Purchased Assets (other than for U.S. federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to this Agreement.  In the event that the related Transaction is recharacterized as a secured financing of the Purchased Assets and with respect to the security interests granted in Section 6(a), Section 6(c) and Section 6(d), the provisions of this Agreement and the filing of the Filings are effective to create in favor of Administrative Agent, on behalf of Buyer, a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Section 6(a) and the other collateral specified in Section 6(c) and Section 6(d), and Administrative Agent, on behalf of Buyer, shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral, subject to no lien or rights of others other than as granted herein.

(vii)        No Default; No Material Adverse Effect.  No Default or Event of Default exists under or with respect to the Transaction Documents.  To Seller’s knowledge, there are no facts or circumstances that have a Material Adverse Effect that Seller has not notified Administrative Agent of in writing.

(viii)       Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.  Each Purchased Asset sold hereunder, as of the applicable Purchase Date for the Transaction in question, conforms to the applicable representations and warranties set forth in Exhibit III attached hereto, except as has been disclosed to Administrative Agent, on behalf of Buyer, in an Exception Report prior to Administrative Agent’s issuance of the Confirmation or, in the case of a Delayed Purchased Asset, prior to the issuance of a restated Confirmation pursuant to Section 3(f).  It is understood and agreed that the representations and warranties set forth in Exhibit III hereto (as modified by any Exception Report disclosed to Administrative Agent in writing prior to Administrative Agent’s issuance of the Confirmation or, in the case of a Delayed Purchased Asset, prior to the issuance of a restated Confirmation pursuant to Section 3(f)), shall survive delivery of the respective Purchased Asset File to Administrative Agent, on behalf of Buyer, or its designee (including Custodian).  With respect to each Purchased Asset, the Purchased Asset File and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered (or, with respect to a Delayed Purchased Asset, will have been delivered on or prior to the related Purchase Date) to Administrative Agent, on behalf of Buyer, or Bailee, as applicable, or to Custodian on behalf of Administrative Agent.  Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian.

(ix)        Adequate Capitalization; No Fraudulent Transfer.  After giving effect to each Transaction (A) the amount of the “present fair saleable value” of the assets of Seller and of Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of Seller and of Seller and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (B) the present fair saleable value of the assets of Seller and of Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (C) neither Seller, nor Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (D) Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature.  Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.  Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.  Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.  For purposes of this Section 10(ix), “debt” means “liability on a claim”, “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(x)           Organizational Documents.  Seller has delivered to Administrative Agent true and correct certified copies of its organizational documents, together with all amendments thereto.

(xi)          No Encumbrances.  There are (A) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets (B) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets and (C) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(xii)         No Investment Company or Holding Company.  Neither Seller nor Guarantor is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(xiii)        Taxes.  Seller has filed or caused to be filed all U.S. federal and other material tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all U.S. federal and other material Taxes imposed on it and any of its assets that are due and payable on or before the date hereof; no tax liens have been filed against any of Seller’s assets other than Permitted Encumbrances; and, to Seller’s knowledge, no claims are being asserted  with respect to any such Taxes.

(xiv)        ERISA.  Except as would not individually or in the aggregate give rise to a Material Adverse Effect, neither Seller nor any ERISA Affiliate (A) sponsors or maintains any Plans or (B) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans.  Seller does not hold “plan assets” within the meaning of the Plan Asset Regulations, and assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, the consummation of the transactions contemplated by this Agreement should not constitute a non‑exempt prohibited transaction under Section 406(a) of ERISA, Section 4975(c)(1)(A)-(C) of the Code that would subject the Buyer to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(xv)         Judgments/Bankruptcy.  Except as disclosed in writing to Administrative Agent, there are no judgments against Seller that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xvi)        Full and Accurate Disclosure.  To Seller’s actual knowledge, no information provided pursuant to or during the negotiation of the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents (including any certification of Bailee), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii)      Financial Information.  All financial data concerning Seller, Guarantor and the REIT and, to Seller’s actual knowledge, all data concerning the Purchased Assets that has been delivered to Administrative Agent by Seller, any Affiliate of Seller or Seller’s advisors is true, complete and correct in all material respects and has been prepared in accordance with GAAP (to the extent applicable).  Since the delivery of such data, except as otherwise disclosed in writing to Administrative Agent, there has been no material adverse change in the business or financial condition of Seller or Guarantor or, to Seller’s actual knowledge, the Purchased Assets, or in the results of operations of Seller or Guarantor.

(xviii)     Jurisdiction of Organization.  Seller’s jurisdiction of organization is the State of Delaware.

(xix)       Location of Books and Records.  The location where Seller keeps its books and records is at its chief executive office at 9 West 57th Street, New York, New York, 10019, or such other address as Seller may notify Administrative Agent in writing from time to time pursuant to Section 12(j).

(xx)         Authorized Representatives.  The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit V attached to this Agreement.

(xxi)        Use of Proceeds; Regulations T, U and X.  All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents; provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provision of Regulations T, U and X.

(xxii)      Regulatory Status.  Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(xxiii)      Hedging Transactions.  As of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred with respect thereto.

(xxiv)      Anti‑Money Laundering.  The operations of Seller, Guarantor and their Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those required by the Prescribed Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller or Guarantor or any of their Subsidiaries with respect to the Prescribed Laws is pending or, to the best knowledge of Seller, threatened.

(xxv)       OFAC.

(A)           None of Seller, any director, officer or employee of Seller, or to Seller’s knowledge, any agent, Affiliate or representative of Seller, is a Person that is, or is owned or controlled by a Person that is:  (1) the subject of any sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”); or (2) located, organized or resides in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria.

(B)           Seller is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xxvi)      Anti‑Corruption.

(A)          None of Seller, its directors, officers, or employees, or, to Seller’s knowledge, any agent, Affiliate or representative of Seller or any Affiliate of them, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of applicable anti‑corruption or anti‑bribery laws.

(B)          Seller and, to Seller’s knowledge, Seller’s Affiliates have conducted their businesses in compliance with applicable anti‑corruption laws and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this Section 10(xxvi).

11.	NEGATIVE COVENANTS OF SELLER

On and as of date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding, Seller shall not without the prior written consent of Administrative Agent:

(a)          subject to Seller’s right to repurchase the Purchased Assets, take any action which would directly or indirectly materially impair or adversely affect Administrative Agent’s title to the Purchased Assets;

(b)          transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Administrative Agent, on behalf of Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Administrative Agent, on behalf of Buyer, except where the Purchased Assets in question are simultaneously repurchased from Administrative Agent, on behalf of Buyer;

(c)          create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement;

(d)          create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Repurchase Assets or Hedging Transaction relating to the Purchased Assets for the benefit of any Person other than Administrative Agent, on behalf of Buyer;

(e)         consent to a Significant Modification of any Purchased Asset without the prior written consent of Administrative Agent, which consent shall be in Administrative Agent’s sole discretion provided that, to the extent the underlying loan documentation provides any standard of reasonableness or other qualifying language applicable to Seller in respect of such Significant Modification, Administrative Agent shall make its determination in conformance with such standard; provided that Administrative Agent agrees to use commercially reasonable efforts to respond to any request by Seller for approval of a Significant Modification no later than ten (10) Business Days after the submission by Seller of such request together with all information and documentation reasonably requested by Administrative Agent in order to evaluate such request;

(f)          permit a Change of Control to occur;

(g)         after the occurrence and during the continuation of any Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(h)         except as could not individually or in the aggregate result in a Material Adverse Effect, sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;

(i)          assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, engage in any transaction hereunder that would cause any obligation or action taken or to be taken hereunder (or the exercise by Administrative Agent of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non‑exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code that would subject the Buyer to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA;

(j)           make any future advances under any Purchased Asset to any underlying obligor that are not contemplated by the related Purchased Asset Documents;

(k)          seek its dissolution, liquidation or winding up, in whole or in part;

(l)           incur any Indebtedness except as provided in Section 13(i) hereof or otherwise cease to be a Single‑Purpose Entity;

(m)         permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Administrative Agent in its sole discretion (other than to replace or substitute authorized officers thereof);

(n)         acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Administrative Agent, on behalf of Buyer, therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(o)         knowingly, directly or indirectly use the proceeds from any Transaction, or lend contribute or otherwise make available such proceeds to any other Person (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including Administrative Agent and/or Buyer); or

(p)         knowingly, directly or indirectly use the proceeds from any Transaction or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing or facilitating any activity that would violate applicable anti‑corruption laws, rules, or regulations.

12.	AFFIRMATIVE COVENANTS OF SELLER

On and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(a)          Seller shall give written notice to Administrative Agent upon Seller obtaining actual knowledge of the following:

(i)          with respect to any Purchased Asset sold to Administrative Agent, on behalf of Buyer, hereunder, promptly following receipt by Seller of notice or knowledge that the related Mortgaged Property has been materially damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially affect adversely the value of such Mortgaged Property;

(ii)          promptly upon receipt of notice by Seller or knowledge of (A) any Purchased Asset that becomes a Defaulted Asset or (B) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s knowledge, the underlying collateral therefor (other than Permitted Encumbrances);

(iii)         promptly, and in any event within ten (10) days after service of process on any of the following, give to Administrative Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or affecting any of the assets of Seller before any Governmental Authority that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or (B) raises any lender licensee issues with respect to any Purchased Asset;

(iv)         promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which Seller has received written notice from the Underlying Borrower pursuant to the related Purchased Asset Documents, whether or not consent to such transfer is required under the applicable Purchased Asset Documents;

(v)          promptly, and in any event within ten (10) days after Seller or any of its ERISA Affiliates knows or has reason to know that any “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(vi)         promptly and in any event within two (2) business days of Seller’s actual knowledge,  (a) notice of any material event or any material change in circumstances that an institutional asset manager would reasonably expect to result in a material adverse effect on Seller, Pledgor, Guarantor, Manager or REIT, any Underlying Borrower in respect of a Purchased Asset, a Purchased Asset or the property collateralizing a Purchased Asset, (b) notice of any monetary or material non-monetary default or event of default under any Purchased Asset, (c) any change with respect to Servicer or in the servicing of any Purchased Asset and (d) notice of any allegation made by any Underlying Borrower in writing that Seller has defaulted with respect to Seller’s obligations under any Purchased Asset);

(vii)        promptly and in any event within two (2) business days of Seller’s actual knowledge, to the extent that there exists a mezzanine loan related to a Purchased Asset, (a) notice of any material event in respect of such mezzanine loan or the applicable mezzanine loan borrower, (b) notice of any monetary default or material non-monetary default or event of default under any related mezzanine loan documentation, (c) notice of any default or event of default under any intercreditor documentation relating to such mezzanine loan and the applicable Purchased Asset;

(viii)       promptly and in any event within one (1) business day of Seller’s actual knowledge, notice of an Event of Default; and

(ix)          upon Administrative Agent’s request:

(A)           a listing of any changes in Hedging Transactions, the names of the hedge counterparties and the material terms of such hedging transactions, delivered within ten (10) Business Days after Administrative Agent’s request;

(B)           copies of Seller’s and Guarantor’s U.S. federal income tax and other material tax returns, if any, delivered within thirty (30) days after the earlier of (x) filing or (y) the last filing extension period;

(C)          such further information with respect to the financial condition, operations or business of any Mortgaged Property, any Purchased Asset, any Mortgagor, Seller, Pledgor, Guarantor or the REIT and any Plan and Multiemployer Plan as may be reasonably requested by Administrative Agent, including, without limitation, all business plans prepared by or for Seller and any such information that is otherwise necessary to allow Administrative Agent to monitor compliance with the terms of the Transaction Documents; and

(D)           such other reports as Administrative Agent shall reasonably request with respect to any Purchased Asset, to the extent available to Seller pursuant to the Purchased Asset Documents.

(b)         [intentionally omitted]

(c)         Seller shall defend the right, title and interest of Administrative Agent, on behalf of Buyer, in and to the Purchased Assets and any Hedging Transactions against, and take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Administrative Agent, on behalf of Buyer, hereunder), and take any such other action as is necessary to obtain or preserve a first priority perfected security interest in the Purchased Assets and any Hedging Transactions.

(d)         Seller will permit Administrative Agent or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Assets and the conduct and operation of its business related thereto upon reasonable advance notice at such reasonable times during normal business hours and with reasonable frequency requested by Administrative Agent or its designated representative and to make copies of extracts of any and all thereof.

(e)         If any amount payable under or in connection with any of the Purchased Assets shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be immediately delivered to Administrative Agent, on behalf of Buyer, or its designee, duly endorsed in a manner satisfactory to Administrative Agent or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Asset, Seller shall immediately deliver or forward such item of collateral or other security to Administrative Agent, on behalf of Buyer, or its designee, together with such instruments of assignment as Administrative Agent may reasonably request.

(f)          Seller shall provide to Administrative Agent the following:

(i)            within forty-five calendar days after the last day of each of the first three fiscal quarters in any fiscal year of Seller, a Quarterly Report and Guarantor’s Financial Covenant Compliance Certificate;

(ii)           within one hundred twenty (120) calendar days after the last day of each fiscal year of Seller, an Annual Reporting Package and Guarantor’s Financial Covenant Compliance Certificate;

(iii)         with respect to each Purchased Asset: (a) within thirty (30) days after the end of each fiscal quarter of Seller, a quarterly report with respect to the Purchased Assets in the form attached hereto as Exhibit IX, (b) within ten (10) days after receipt or preparation thereof by Seller or any Servicer, (x) remittance, servicing, securitization, exception and other reports, if any, and all operating and financial statements and rent rolls of all Underlying Obligors when and as received from Servicer, an Underlying Obligor, a third-party servicer or from any other source, and (y) with respect to the applicable Purchased Assets set forth on Schedule 1 to the Fee Letter, the monthly supplemental reporting set forth therein and (c) promptly following renewal of any insurance coverage with respect to the Mortgaged Properties securing any Purchased Asset, certificates or other evidence of such insurance coverage, together with a report on such coverage prepared by Midland or a third party insurance consultant; provided that, Seller shall have no obligation to provide the reports, statements, certificates or other items described in this Section 12(f)(iii)(c) or Section 12(f)(iii)(b) to the extent any such reports, statements, certificates or other items are otherwise made available by Servicer to Administrative Agent on Intralinks® or an equivalent site satisfactory to the Administrative.

(iv)          copies of all financial statements, reports, notices and other documents that Guarantor sends to its equity holders or makes to or files with any Governmental Authority, promptly after the delivery or filing thereof;

(v)           [reserved];

(vi)        such other information regarding the financial condition, operations or business of Seller, Pledgor, Guarantor, Manager, REIT or any Underlying Obligor as Administrative Agent may reasonably request including, without limitation, any such information that is otherwise necessary to allow Administrative Agent to monitor the Purchased Assets and/or compliance with the terms of the Transaction Documents; and

(vii)         no later than 30 days after the Closing Date, Seller shall have delivered to Administrative Agent updated Appraisals for the Mortgaged Properties related to the Purchased Assets indicated on Schedule 1 to the Fee Letter.

(g)          Seller shall at all times comply in all material respects with all laws (including, without limitation, Prescribed Laws), ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(h)         Seller agrees that, from time to time upon the prior written request of Administrative Agent, it shall  execute and deliver such further documents, provide such additional information and reports and perform such other acts as Administrative Agent may reasonably request in order to  fully effectuate the purposes of this Agreement; provided, however, that nothing in this Section 3(i) shall be construed as requiring Administrative Agent or Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants under this Agreement.  In order to enable Administrative Agent and Buyer and their respective Affiliates to comply with any anti‑money laundering program and related responsibilities including, but not limited to, any obligations under the Prescribed Laws and regulations thereunder, Seller, on behalf of itself and its Affiliates, represents and covenants to Administrative Agent, Buyer and their respective Affiliates that:  (A) neither Seller, nor, any of its Affiliates, is a Prohibited Person and (B) Seller is not acting on behalf of or on behalf of any Prohibited Person.  Seller agrees to promptly notify Administrative Agent or a person appointed by Administrative Agent to administer its anti‑money laundering program, if applicable, of any change in information affecting this Section 12(h).

(i)          Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)          Seller shall advise Administrative Agent in writing of the opening of any new chief executive office of Seller or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(k)         Seller shall pay when due all Transaction Costs.  Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Assets that, in each case, in any manner would create any lien or charge upon the Purchased Assets, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(l)          Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or identity or incorporate or organize in any other jurisdiction.

(m)        Seller shall maintain all records with respect to the Purchased Assets and the conduct and operation of its business with no less a degree of prudence than if the Purchased Assets were held by Seller for its own account and will furnish Administrative Agent, upon request by Administrative Agent or its designated representative, with information available to Seller with respect to the Purchased Assets and the conduct and operation of its business.

(n)         Seller shall provide Administrative Agent with notice of each modification of any Purchased Asset Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).

(o)        Seller shall provide Administrative Agent with reasonable access to operating statements, the occupancy status and other property level information, in each case to the extent available to Seller, with respect to the Mortgaged Properties, plus any such additional reports as Administrative Agent may reasonably request to the extent available to Seller.

(p)          [intentionally omitted]

(q)         Seller shall not cause any Purchased Asset to be serviced by any servicer other than a servicer expressly approved in writing by Administrative Agent, on behalf of Buyer.  Seller shall provide written notification to Administrative Agent within one (1) Business Day of Seller’s obtaining actual knowledge of any rating agency reducing the credit or servicer rating applicable to any servicer.

(r)          If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Administrative Agent, on behalf of Buyer, and deliver the same forthwith to Administrative Agent, on behalf of Buyer, (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Administrative Agent, on behalf of Buyer, if required, together with all related and necessary duly executed Transfer Documents to be held by Administrative Agent, on behalf of Buyer, hereunder as additional collateral security for the Transactions.  If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Administrative Agent, on behalf of Buyer, hold such money or property in trust for Administrative Agent, on behalf of Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(s)         If Guarantor or any Subsidiary of Guarantor has entered into or shall enter into or amend a repurchase agreement, warehouse facility, credit facility or other similar arrangement with any Person which by its terms provides more favorable terms with respect to the Guarantor Financial Covenants or similar financial covenants than those set forth in the Guaranty (a “More Favorable Agreement”), then Seller shall give notice to Administrative Agent of such more favorable terms promptly, and in any case prior to the execution of such More Favorable Agreement in the case of a More Favorable Agreement that has not been executed, and shall enter into an amendment of this Agreement and/or the Guaranty in the case of a More Favorable Agreement that has not been executed, not less than ten (10) Business days after execution of such More Favorable Agreement, and in the case of an existing More Favorable Agreement, no later than ten (10) Business Days after notice is given pursuant to this Section 12(s), in order to incorporate such more favorable term(s) into the terms of this Agreement and/or the Guaranty, as applicable.

13.	SINGLE‑PURPOSE ENTITY

Seller hereby represents and warrants to Administrative Agent and Buyer and covenants with Administrative Agent and Buyer that, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding:

(a)          it is and intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due (provided, however, nothing in this Article 13 or elsewhere in this Agreement shall be construed to require any direct or indirect owner to make any capital contributions to Seller);

(b)          it has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement;

(c)          it has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence;

(d)          it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law);

(e)          it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Seller), it shall correct any known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks;

(f)         it has not owned and will not own any property or any other assets other than the Purchased Assets, its interests under the Purchased Asset Documents and its rights to repurchase the Purchased Assets pursuant to this Agreement, cash and its interest under any associated Hedging Transactions;

(g)          it has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents;

(h)         except in connection with the distribution to or contribution from Pledgor of any Purchased Assets in connection with the sale or repurchase thereof pursuant to this Agreement, it has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such Affiliate;

(i)           it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $200,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within ninety (90) days of the date incurred;

(j)           it has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets);

(k)        it will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(l)           it will not seek dissolution, liquidation or winding up, in whole or in part

(m)         it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;

(n)          it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(o)          it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person;

(p)          it will (i) have at all times at least one (1) Independent Director and (ii) provide Administrative Agent with a copy of the agreement pursuant to which each Independent Director consents to and serves as an Independent Director for Seller;

(q)          its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Administrative Agent be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(r)          it shall not, without the consent of its Independent Directors, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; and

(s)          it shall not have any employees.

14.	EVENTS OF DEFAULT; REMEDIES

(a)          Events of Default.  The following shall constitute an event of default (each, an “Event of Default”) by Seller hereunder:

(i)           failure of Seller to repurchase one or more Purchased Assets on the applicable Repurchase Date;

(ii)          failure of Seller to apply any Income received by Seller in accordance with the provisions hereof;

(iii)         if any of the Transaction Documents shall for any reason (A) not cause, or shall cease to cause, Administrative Agent, on behalf of Buyer, to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof free of any adverse claim, liens and other rights of others (other than as granted herein); (B) cease, if a Transaction is recharacterized as a secured financing, to create a valid first priority perfected security interest in favor of Administrative Agent, on behalf of Buyer, in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof; or (C) cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by Seller, Pledgor, Guarantor or any of their respective Affiliates;

(iv)           failure of Seller to make the payments required under Section 4(a) or 5(c) hereof on the date such payment is due or to make the payments required under Section 5(b)(ii) hereof if not made within one (1) Business Day of the date such payment is due;

(v)          failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement which failure is not remedied within the period specified herein or, if no period is specified for such payments three (3) Business Days after notice thereof to Seller from Administrative Agent;

(vi)          breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement;

(vii)        a Change of Control shall have occurred with respect to Seller, Pledgor, Guarantor or the REIT;

(viii)      any representation made by Seller herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, that (A) as to any such incorrect or untrue representation or warranty which was unintentionally made by Seller and which is susceptible of being cured, Seller shall have a period of five (5) Business Days following written notice thereof by Administrative Agent to cure such default and if Seller shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days from Seller’s receipt of Administrative Agent’s notice of such default, (B) the representations and warranties made by Seller in Sections 10(vi) or 10(viii) hereof shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit III without regard to any knowledge qualifier therein), if Administrative Agent, on behalf of Buyer, terminates the related Transaction and Seller repurchases the related Purchased Asset(s) on an Early Repurchase Date no later than five (5) Business Days after receiving written notice of such incorrect or untrue representation provided that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such cure period shall not apply, and (C) the determination with respect to the representations and warranties in Sections 10(xvi) and 10(xvii) shall be made without regard to any knowledge qualifier therein;

(ix)         (A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $250,000 shall have been rendered against Seller and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $20,000,000 shall have been rendered against Guarantor and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed;

(x)          (A) Seller shall have defaulted or failed to perform under any Indebtedness (other than any default or alleged default with respect to Seller’s obligations under any Purchased Asset) in excess of $250,000 or (B) Guarantor shall have defaulted or failed to perform under any Indebtedness in excess of $20,000,000; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi)           if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this Section 14(a), and such breach or failure to perform is susceptible of cure and is not remedied within (A)the specified cure period or (B) if no cure period is specified, five (5) Business Days after notice thereof to Seller by Administrative Agent, or its successors or assigns; provided, however, that with respect to clause (B) only, if such default is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period; and provided further that Seller shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days from Seller’s receipt of Administrative Agent’s notice of such default;

(xii)         an Act of Insolvency shall have occurred with respect to Seller, Pledgor or Guarantor;

(xiii)        [reserved]; or

(xiv)        (A) any of the representations and warranties of Guarantor in the Guaranty or in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated provided, that (A) as to any such incorrect or untrue representation or warranty which was unintentionally made by Guarantor and which is susceptible of being cured, Guarantor shall have a period of five (5) Business Days following written notice thereof by Administrative Agent to cure such default and if Guarantor shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Guarantor, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days from Guarantor’s receipt of Administrative Agent’s notice of such default or (B) Guarantor shall breach any covenant in the Guaranty (including, without limitation, the Guarantor Financial Covenants) beyond the grace or cure period specified therein (if any), and, if no cure period is specified for the applicable breach, such breach has not been cured within five (5) Business Days after receipt of notice thereof from Administrative Agent.

(b)          Remedies.  If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Administrative Agent, on behalf of Buyer:

(i)           At the option of Administrative Agent, on behalf of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised, the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii)           If Administrative Agent, on behalf of Buyer, exercises or is deemed to have exercised the option referred to in Section 14(b)(i) hereof (A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Blocked Account shall be retained by Administrative Agent, on behalf of Buyer, and applied to the Repurchase Obligations (and the remaining Income following application to the Repurchase Obligations, if any, shall be transferred to Seller); (B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Asset accrued at the Pricing Rate applicable upon an Event of Default for such Transaction;  (C) Custodian shall, upon the request of Administrative Agent (with simultaneous copy of such request to Seller), deliver to Administrative Agent all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets; and (D) this Agreement shall automatically terminate, except with respect to those provisions which by their terms survive the termination of this Agreement.

(iii)          Administrative Agent, on behalf of Buyer, may, after ten (10) days’ notice to Seller of its intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9‑611(d) of the UCC), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Administrative Agent may deem to be satisfactory any or all of the Purchased Assets on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets against the aggregate Repurchase Obligations.  The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied:  first, to the costs and expenses incurred by Administrative Agent and Buyer in connection with Seller’s default; second, to the costs of cover and/or Hedging Transactions, if any; third, to the Repurchase Price; fourth, to all other outstanding Repurchase Obligations; and fifth, the balance, if any, to Seller.  In the event that Buyer shall not have received repayment in full of the Repurchase Obligations following its liquidation of the Purchased Assets, Administrative Agent may, in its sole discretion, pursue Seller and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.

(iv)         The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Assets shall not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Administrative Agent, on behalf of Buyer, may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Administrative Agent to liquidate any Purchased Assets following the occurrence of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Administrative Agent, on behalf of Buyer.

(v)          Seller shall be liable to Administrative Agent and Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses of counsel, incurred by Administrative Agent and Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions or Hedging Transactions (including short sales) or entering into replacement transactions, (C) all damages, losses, judgments, costs and other expenses of any kind that may be imposed on, incurred by or asserted against Administrative Agent or Buyer relating to or arising out of such hedging transactions or covering transactions, and (D) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)         Administrative Agent, on behalf of Buyer, may exercise any or all of the remedies available to Administrative Agent immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Administrative Agent may have.

(vii)        Administrative Agent, on behalf of Buyer, may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Administrative Agent or Buyer to enforce its rights by judicial process.  Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii)       Without limiting any other rights or remedies of Administrative Agent or Buyer, each of Administrative Agent and Buyer shall have the right of set‑off set forth in Section 26 hereof.

(ix)         Administrative Agent, on behalf of Buyer, shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement among Administrative Agent, Buyer and Seller, exercisable upon ten (10) days notice from Administrative Agent to Seller.  Without limiting the generality of the foregoing, Administrative Agent and Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Administrative Agent, Buyer or their respective Affiliates, whether under this Agreement or under any other agreement between Seller and Administrative Agent and/or Buyer or between Seller and any Affiliate of Administrative Agent and/or Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Administrative Agent’s or Buyer’s right to recover any deficiency.

(x)         Administrative Agent, on behalf of Buyer, shall at any time have the right, in each case until such time as Administrative Agent determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Administrative Agent or Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or an Event of Default has occurred.

15.	SINGLE AGREEMENT

Administrative Agent, Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Administrative Agent, Buyer and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

16.	NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email (with confirmation of receipt by the receiving party); provided that such email notice must also be delivered by one of the means set forth in clauses (a), (b) or (c) above, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16.  A notice shall be deemed to have been given:  (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (iv) in the case of email, upon receipt of confirmation or receipt; provided that such emailed notice is also delivered as required in this Section 16.  A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given.  Notwithstanding the foregoing, notices pursuant to Section 4 hereof may be sent by electronic mail to the email addresses set forth on Annex I attached hereto; provided that such notice delivered by email shall be deemed to be given only upon receipt of confirmation of receipt by the receiving party.

17.	NON‑ASSIGNABILITY

(a)          The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Administrative Agent.  Any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent shall be null and void, ab initio.

(b)         Buyer may at any time sell participations in up to 100% of Buyer’s rights and/or obligations under the Transaction Documents; provided that  (i)  so long as no Event of Default has occurred, Buyer shall satisfy the applicable requirements in Section 17(c) below (including, without limitation, that the proposed participant be a Qualified Assignee that is not a Competitor or an Affiliate of a Competitor), (ii) Administrative Agent’s obligations, Buyer’s obligations and Seller’s rights and obligations under the Transaction Documents shall remain unchanged, (iii) Administrative Agent shall have consented to such participation, (iv) Seller shall be entitled to deal with Administrative Agent as the exclusive representative of Buyer on all matters relating to the Transactions, this Agreement and each of the other Transaction Documents (subject to any Co-Buyer Agreement) and (v) Seller shall not be charged for, incur or be required to reimburse Administrative Agent, Buyer or any other Person for any costs or expense relating to any such participation interest or to pay or reimburse Administrative Agent or Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued or sold.

(c)          Buyer may at any time sell and assign up to 100% of the rights and obligations of Buyer under the Transaction Documents, subject to the prior written consent of Administrative Agent, pursuant to an assignment and assumption agreement substantially in the form attached hereto as Exhibit VIII.  From and after the effective date of such assignment, such assignee shall be a party and, to the extent provided in such assignment and assumption agreement, have the rights and obligations of Buyer under the Transaction Documents with respect to the percentage and amount of the aggregate Purchase Price allocated to it.  Notwithstanding the foregoing provisions of this Section 17 or anything to the contrary in this Agreement, so long as no Event of Default has occurred and is continuing, (i) Buyer shall have first obtained Seller’s prior written consent to any assignment or participation of its rights and obligations under the Transaction Documents, which such consent shall not be unreasonably withheld, delayed or conditioned so long as such assignee or participant is a Qualified Assignee and not a Competitor or an Affiliate of a Competitor, (ii) Buyer shall notify Seller in writing of such assignment or participation at least ten (10) days prior to the effective date thereof, (iii) Seller shall be entitled to deal with Administrative Agent as the exclusive representative of Buyer on all matters relating to the Transactions, this Agreement and each of the other Transaction Documents (subject to any Co-Buyer Agreement) and (iv) Seller shall not be charged for, incur or be required to reimburse Administrative Agent, Buyer or any other Person for any costs or expense relating to any such assignment or to pay or reimburse Administrative Agent or Buyer for any costs that would not have been incurred by Buyer had no assignment in such Transactions been issued or sold.  Notwithstanding the foregoing the consent of Seller shall not be required in connection with the participation or assignment to a Buyer or any Affiliate of a Buyer, so long as such assignee or participant is not a Competitor.

(d)          As long as an Event of Default shall have occurred and be continuing, Buyer may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations set forth in Section 17(b) and Section 17(c) above; provided that prior written consent of Administrative Agent shall be required.

(e)         Administrative Agent, acting solely for this purpose as an agent of Seller, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the assignees, and ownership rights in the Transactions, Purchased Assets or other interests (including the amount of all rights and interests held by any such Person) under this Agreement (as the same may be modified by any Co-Buyer Agreement).  The entries in such register shall be conclusive absent manifest error, and each of Seller, Administrative Agent and Buyer and their respective assignees shall treat each Person whose name is recorded in such register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or other interests under this Agreement for all purposes.  If any assignee is a non‑U.S. Person, such assignee shall timely provide Seller with such forms as may be required to establish the assignee’s status for U.S. withholding tax purposes and shall comply with Section 3(r) as if it were Buyer.  The register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice.

(f)          If Buyer sells a participation, Buyer shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the ownership rights of each participant in the Transactions, Purchased Assets or other interests under this Agreement.  The entries in such register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in such register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  If any participant is a non‑U.S. Person, such participant shall timely provide Seller with such forms as may be required to establish such participant’s status for U.S. withholding tax purposes and shall comply with Section 3(r) as if it were Buyer. The register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice; provided that Buyer shall have no obligation to disclose all or any portion of the register regarding participants (including the identity of any participant or any information relating to a participant's beneficial interest in this Agreement) to any Person (other than Seller) except to the extent that such disclosure is necessary to establish that such beneficial interest in this Agreement or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c).

(g)         Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(h)        Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or prohibit Buyer from pledging its interest in the Purchased Assets hereunder to a Federal Reserve Bank or Federal Home Loan Bank in support of borrowings made by Buyer from such Federal Reserve Bank or Federal Home Loan Bank; provided, however, no such pledge shall release Buyer, as the case may be, from any of its obligations hereunder or substitute any such pledgee for Buyer, as the case may be, as a party hereto.

18.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ETC.

(a)          This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Section 5‑1401 of the General Obligations Law of the State of New York.

(b)        Each party irrevocably and unconditionally submits to the non‑exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)          To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set‑off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(d)         EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS RESPECTIVE ADDRESS SPECIFIED HEREIN.  EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECTION 18 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR BUYER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(e)        EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

19.	NO RELIANCE; DISCLAIMERS

(a)          Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(i)           It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(ii)          It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(iii)         It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(iv)          It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(v)           It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b)         Each determination by Administrative Agent of the market value with respect to each Purchased Asset or the communication to Seller of any information pertaining to market value under this Agreement shall be made in Administrative Agent’s sole discretion, subject to the following disclaimers:

(i)           Administrative Agent has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Administrative Agent.  Administrative Agent has not made any independent inquiry of any aspect of the Purchased Assets or the underlying collateral.  Administrative Agent’s view is based on economic, market and other conditions as in effect on, and the information made available to Administrative Agent as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii)          Determinations of market value and other information provided to Seller constitute a statement of Administrative Agent’s view of the value of one or more loans or other assets at a particular point in time and do not (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Administrative Agent, Buyer or any Affiliate of either of them to make such a bid, or (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii)         Determinations of market value and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv)         Determinations of market value and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Administrative Agent, which consent Administrative Agent may withhold or delay in its sole and absolute discretion.

(v)          Administrative Agent makes no representations or warranties with respect to any determination of market value or other information provided to Seller.  Neither Buyer nor Administrative Agent shall be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.

20.	[RESERVED]

21.	[RESERVED]

22.	SERVICING

(a)         The parties hereto agree and acknowledge that the Purchased Assets will be sold by Seller to Administrative Agent, on behalf of Buyer, on a servicing released basis.  In furtherance of the foregoing, Seller and Administrative Agent hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Administrative Agent shall govern the servicing of the Purchased Assets and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects.  So long as no Event of Default is continuing, Seller may retain Servicer, on behalf of Administrative Agent, to service the Purchased Assets for the benefit of or on behalf of Administrative Agent, on behalf of Buyer; provided, however, that the obligation of Servicer to service any Purchased Asset for the benefit of or on behalf of Administrative Agent, on behalf of Buyer, as aforesaid shall cease upon the repurchase of such Purchased Asset by Seller in accordance with the provisions of this Agreement or as otherwise provided in the Servicing Agreement.

(b)         Seller agrees that, as among Seller, Buyer and Administrative Agent, Administrative Agent, on behalf of Buyer, is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement.  Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Administrative Agent or its designee (including Custodian) at Administrative Agent’s request.

(c)        Except as expressly set forth in the Servicing Agreement, Seller shall not, and shall not provide consent to Servicer to, employ any other sub‑servicers to service the Purchased Assets without the prior written approval of Administrative Agent which approval shall be in Administrative Agent’s sole discretion.

(d)         To the extent required by Administrative Agent, Seller shall cause Servicer and any other sub‑servicers engaged on behalf of Administrative Agent to execute a servicer acknowledgment acknowledging interest of Administrative Agent, on behalf of Buyer, in the Purchased Assets and the Servicing Agreement and agreeing that Servicer and any sub‑servicer (if applicable) shall deposit all Income with respect to the Purchased Assets in the Blocked Account, all in such manner as shall be reasonably acceptable to Administrative Agent.

(e)          To the extent applicable, Seller shall cause Servicer to permit Administrative Agent to inspect Servicer’s servicing facilities for the purpose of satisfying Administrative Agent that Servicer has the ability to service such Purchased Asset as provided in this Agreement.

(f)         Administrative Agent, on behalf of Buyer, may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Assets on a servicing released basis without payment of any termination fee or any other amount to Servicer.  Upon the occurrence of an Event of Default hereunder, Administrative Agent, on behalf of Buyer, shall have the right immediately to terminate Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.

23.	TREATMENT FOR TAX PURPOSES

It is the intention of the parties that, for U.S. federal, state and local income and franchise tax purposes, the Transactions constitute a financing, and that Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Assets for such purposes.  Unless prohibited by applicable law, Seller, Administrative Agent and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. federal, state or local taxing authority.

24.	INTENT

(a)          The parties intend and acknowledge that this Agreement and each Transaction (other than with respect to a Mezzanine Loan) is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(b)          The parties intend and acknowledge that this Agreement and each Transaction (other than with respect to a Mezzanine Loan) is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code.

(c)         The parties intend and acknowledge that the grant of the security interest/pledge of the Purchased Assets and the other items collectively referred to as the Repurchase Assets in Section 6 constitutes “a security agreement or arrangement or other credit enhancement” that is “related to” this Agreement and the Transactions hereunder within the meaning of Sections 101(38A) and 741(7)(A)(xi) of the Bankruptcy Code.

(d)          The parties intend and acknowledge that the Guaranty is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.

(e)         The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(f)          Each party hereto agrees that is shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, either (i) the characterization of this Agreement as a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code or (ii) whether any payment or transfer described in Section 24(h) below is a “margin payment,” “settlement payment” or “transfer in connection with a securities contract” as such terms are used in Bankruptcy Code Section 546(e).

(g)          It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets (other than with respect to a Mezzanine Loan) delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to cause the acceleration, termination and/or liquidation of this Agreement as described in Sections 555 and 561 of the Bankruptcy Code.  It is further understood and agreed that either party’s rights under Sections 14 and 26 constitute (i) contractual rights (as defined in Section 555 of the Bankruptcy Code) under a security agreement or arrangement or other credit enhancement forming a part of or related to a securities contract and master netting agreement and/or (ii) contractual rights (as defined in Section 555 of the Bankruptcy Code) to offset or net out any termination value, payment amount, or other transfer obligation arising under or in connection with one or more securities contracts and master netting agreements, as described in Sections 362(b)(6), 362(b)(27) and 561 of the Bankruptcy Code.

(h)          The parties intend and acknowledge that any payment or transfer of property made with respect to this Agreement or any Transaction is a “margin payment,” “settlement payment” or “transfer in connection with a securities contract” as such terms are used in Bankruptcy Code Section 546(e) and defined, as applicable, in Bankruptcy Code Sections 741(5) and 741(8).

(i)           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(j)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

25.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)         in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)          in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c)          in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d)          in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

26.	SETOFF RIGHTS

Without limiting any other rights or remedies of Administrative Agent or Buyer, Administrative Agent and Buyer shall have the right, without prior notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness, claims, securities, collateral or other property, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Administrative Agent, Buyer or any Affiliate of either of them to or for the credit of the account of Seller to any obligations of Seller hereunder to Administrative Agent or Buyer.  If a sum or obligation is unascertained, Administrative Agent or Buyer, as applicable, may estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  This Section 26 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

27.	ADMINISTRATIVE AGENT; CO-BUYER AGREEMENT

(a)          Appointment of Administrative Agent.

(i)          Buyer hereby irrevocably designates and appoints Administrative Agent as the Administrative Agent of such under this Agreement and the other Transaction Documents.  Buyer irrevocably authorizes Administrative Agent, as the Administrative Agent for Buyer, to take such action on its behalf and in Administrative Agent’s designated capacity under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Transaction Documents, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with Buyer or Seller, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against Administrative Agent and in favor of Buyer or Seller.

(ii)          No Buyer shall have any right to modify or waive, or consent to the departure of any party from any provision of any Transaction Document, or secure or enforce the Repurchase Obligations.  All such rights, on behalf of Administrative Agent or Buyer, shall be held and exercised solely by and at the option of Administrative Agent for the pro-rata benefit of Buyer.  Except as expressly otherwise provided in this Agreement or the other Transaction Documents, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement or the other Transaction Documents, including (i) the determination if and to what extent matters or items subject to Administrative Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of a disbursement from the Blocked Account, and (iii) the exercise of remedies under this Agreement or any other Transaction Document, and any action so taken or not taken shall be deemed consented to by Buyer.

(iii)         In furtherance of the authorizations set forth in this Section 27, Buyer hereby irrevocably appoints Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of Buyer (i) to enter into Transaction Documents and any amendments or modifications thereof, (ii) to take action with respect to the Transactions and Transaction Documents to transfer the Purchased Assets to Administrative Agent, on behalf of Buyer, and (iii) to execute instruments of release and terminations or to take other action necessary to release any Purchased Asset.  This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent’s power, as attorney, under this Agreement and the Transaction Documents.  The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent (or any Person acting on behalf of Administrative Agent pursuant to a valid power of attorney).  The power of attorney conferred by this Section 27 to Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Transaction Documents remain in effect.

(b)         Ratable Share.  The liabilities of each Buyer under this Agreement and the other Transaction Documents shall be several and not joint, no Buyer shall be responsible for the obligations of any other Buyer, and each Buyer shall be liable to Seller only for its respective pro rata share of the Transactions.  Notwithstanding anything to the contrary herein, all indemnities by Seller and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Buyer in accordance with its share of the Transactions.

(c)         Co-Buyer Agreement.  Seller hereby acknowledges and agrees that Buyer and Administrative Agent may at any time and from time to time enter into one or more Co-Buyer Agreements governing the relationship among the parties thereto.  Seller acknowledges and agrees that Administrative Agent’s discretion under this Agreement or the other Transaction Documents shall be subject to the limitations in any such Co-Buyer Agreements, including the requirement that Administrative Agent obtain approval of Buyer prior to granting certain consents or approvals or taking certain actions under this Agreement and under the other Transaction Documents.  Any Co-Buyer Agreements are intended and will be solely for the benefit of Administrative Agent and the applicable parties thereto, and Seller acknowledges and agrees that, except as expressly set forth in the Fee Letter, neither Seller, Guarantor nor any Affiliate of Seller or Guarantor shall be a third-party beneficiary (intended or otherwise) of any of the provisions therein, or have any rights thereunder or be entitled to rely on any of the provisions contained therein.  Neither Administrative Agent nor Buyer shall have any obligation to provide a copy of any Co-Buyer Agreement to Seller, Guarantor or any Affiliate of Seller or Guarantor or to disclose to Seller, Guarantor or any Affiliate of Seller or Guarantor the contents of any Co-Buyer Agreement.  The obligations of Seller, Guarantor and Pledgor under the Transaction Documents are and will be independent of any Co-Buyer Agreement and shall remain unmodified by the provisions thereof (although Seller acknowledges that with respect to certain approvals, calculations and other decisions hereunder and subject to the Fee Letter, any Co-Buyer Agreement may require Administrative Agent to consult with or receive the approval of Buyer prior to providing its own approval or determination regarding the same).

(d)          Modifications to Section 27. Seller, Administrative Agent and Buyer acknowledge and agree that the provisions of Section 27(c) (other than the last sentence thereof) solely govern the relationship among Buyer and Administrative Agent and do not alter or otherwise modify the provisions of this Agreement applicable to Seller or otherwise apply to Seller. The provisions of this Section 27 (other than the last sentence of Section 27(c)) may be modified pursuant to the terms of any Co-Buyer Agreement amongst the Buyers and Administrative Agent without Seller’s consent so long as such modifications do not alter any of Seller’s rights or obligations under this Agreement or any of the other Transaction Documents or otherwise alter the economic terms of the Transactions or the Transaction Documents in any manner.

(e)          Successor Administrative Agents. Administrative Agent may resign as Administrative Agent under the Transaction Documents upon notice to Buyer and Seller.  If Administrative Agent shall resign or be removed by Buyer, then Buyer, with the written consent of the Seller (provided that (i) Seller’s consent to the appointment of any Buyer or any Affiliate of Buyer as Administrative Agent shall not be unreasonably withheld, conditioned or delayed and (ii) no consent of the Seller will be required during the continuance of an Event of Default), shall appoint a successor Administrative Agent; provided that such successor Administrative Agent meets the applicable “know your customer” requirements of the Servicer and Custodian.  The term “Administrative Agent” shall mean each such successor Administrative Agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Transaction Documents or successors thereto.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of the Transaction Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under the Transaction Documents.  In no event shall there be more than one Administrative Agent hereunder.

28.	MISCELLANEOUS

(a)          Confidentiality. The Transaction Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to each of the Administrative Agent, Seller and Buyer (each, a “Party” and collectively, the “Parties”) and shall be held by each Party in strict confidence and shall not be disclosed by a Party to any third party without the consent of the other Party except for (i) disclosure by a Party to its Affiliates, directors, attorneys, agents or accountants (the “Representatives”); provided that such Party shall (A) inform each of its Representatives receiving any Transaction Documents of the confidential nature of the Transaction Documents, (B) direct its Representatives to treat the Transaction Documents confidentially, and (C) be responsible for any improper use of the Transaction Documents by Seller or its Representatives or (ii) upon prior written notice to the other Party (if permitted by law), disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) upon prior written notice to the other Party, disclosure to any Approved Hedge Counterparty to the extent necessary to obtain any Hedging Transaction hereunder or (iv) any disclosures or filing required under SEC or state securities’ laws; provided that, in the case of disclosure by any Party pursuant to the foregoing clause (ii) and (iv), such Party shall, to the extent permitted by law, provide the other Party with prior written notice to permit the other Party to seek a protective order or take other appropriate action; provided  further that, in the case of clause (iv), such party shall not file any of the Transaction Documents other than this Agreement with the SEC or state securities office unless such Party shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the other Party.  In furtherance of the foregoing, each Party shall use its commercially reasonable efforts to cooperate in the other Party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Transaction Documents.  If, in the absence of a protective order, a Party or any of its Representatives is compelled as a matter of law to disclose any such information, such Party may disclose to the person compelling disclosure only the part of the Transaction Documents as is requested or required by law to be disclosed and such Party shall use its commercially reasonable efforts to obtain confidential treatment therefor.  Each Party acknowledges that this Agreement may be filed with the SEC; provided that the filing Party shall redact any pricing and other confidential provisions, including, without limitation, the amount of any fees payable by Seller in accordance with the Transaction Documents, Applicable Spread, Maximum Purchase Price Percentage and Purchase Price Percentage from such filed copy of this Agreement.  Notwithstanding anything to the contrary in this Agreement, Administrative Agent, Buyer and their respective Representatives may disclose any Confidential Information, without notice to the Seller, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of its business or that of its respective Representatives in connection with the exercise of such authority or claimed authority.

(b)         Compliance with the GLB Act. Seller shall, with respect to all Purchased Assets, comply with the applicable provisions of the Gramm‑Leach‑Bliley Act of 1999 (the “GLB Act”) and any applicable state and local privacy laws pursuant to the GLB Act for financial institutions and applicable state and local privacy laws.  Seller agrees to hold Administrative Agent, Buyer and their respective Affiliates and each of its officers, directors and employees (each, a “GLB Indemnified Party”) harmless from and indemnify any GLB Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such GLB Indemnified Party relating to or arising out of Seller’s violation of the GLB Act or any applicable state or local privacy laws with respect to the Purchased Assets.

(c)         Waiver. No express or implied waiver of any Event of Default by Administrative Agent or Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Administrative Agent or Buyer shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by Administrative Agent and Seller (subject to Section 27(d)).

(d)          Time of the Essence. Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(e)          Rights Cumulative. All rights, remedies and powers of Administrative Agent and Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Administrative Agent and Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Administrative Agent shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(f)          Counterparts. The Transaction Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Any counterpart delivered by pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of the applicable Transaction Document.

(g)          Headings. The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(h)         Interpretation. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i)           Integration. This Agreement, the Fee Letter and the Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(j)           Binding Effect. Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(k)         Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(l)           Construction. Unless the context otherwise requires, whenever the words “including”, “include”, or “includes” are used herein, they shall be deemed to be followed by the phrase “without limitation”.

(m)        Waiver of Damages. Administrative Agent, Seller and Buyer each agree that it shall not assert any claims against the other for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ADMINISTRATIVE AGENT:

MORGAN STANLEY CAPITAL HOLDINGS LLC, a New York limited liability company, as Administrative Agent on behalf of Buyer

By:	/s/ Vanessa Vanacker
Name: Vanessa Vanacker
Title: Authorized Signatory

BUYER:

MORGAN STANLEY BANK, N.A., a national banking association

By:	/s/ Anthony Preisano
Name: Anthony Preisano
Title: Authorized Signatory

SELLER:

KREF LENDING V LLC, a Delaware limited liability company

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory